UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

FRONTIER COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FRONTIER COMMUNICATIONS CORPORATION

PROXY STATEMENT
AND
2014 ANNUAL REPORT

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

April 3, 2015

Dear Fellow Shareholder:

2014 was a year of significant accomplishment for Frontier, both in operating our continuing business and in growing the Company through strategic transactions.

This letter highlights our 2014 performance in the areas that we call the “three Ps” — People, Product and Profit. Our progress in these areas, combined with the completion of our $2 billion Connecticut acquisition, and the negotiation of an even larger acquisition in California, Florida and Texas, positions the Company for strong future success. In 2014, our investors experienced a robust total shareholder return of 54 percent, and our Board voted to increase our dividend by 5 percent.

People

In October, we completed our acquisition of AT&T’s wireline and U-verse® operations in Connecticut and welcomed more than 2,400 former AT&T employees to Frontier, ensuring the continuity of existing customer relationships as well as a trained and trusted workforce. Throughout our footprint, employees live and work in the areas we serve. They are Frontier’s best ambassadors.

Frontier’s workforce remains 100 percent U.S.-based, and a large percentage of our employees are veterans or reservists and their family members. Frontier continues to be an award-winning military friendly employer.

Product

In 2014, we maintained our focus on broadband Internet as the core component of our service offerings, either bundled with voice and/or video, or on a standalone basis, for residential and business customers. We invested significantly in our network to expand our broadband capabilities and to upgrade our premium Ethernet service offerings.

A series of exciting new strategic relationships also played a key role in our success in 2014. Frontier Texting, a partnership with Zipwhip, allows Frontier customers to text, or receive a text from, a business’ existing landline or toll free number. Under a strategic relationship with TiVo®, Frontier will market co- branded versions of TiVo’s suite of video products in multiple markets. DISH Network and CoBank joined Frontier in sponsoring a $10 million contest to identify America’s Best Communities in our markets. And strategic relationships with Intuit®, The UPS Store®, and William Raveis Real Estate, Inc. were particularly instrumental in the rapid growth of our Frontier Secure business.

Profit

2014 was another highly successful year in driving higher broadband penetration. Frontier gained nearly 400,000 new broadband customers as a result of the Connecticut acquisition and, in other states, delivered net broadband additions of 108,000. During the year, we gained residential broadband market share in approximately 80 percent of our markets.

Likewise, the Company made strong strides in keeping customers. Residential retention improved as customer losses narrowed by 20 percent in 2014 as compared to 2013. Viewed through the same lens, business retention improved by 3 percent. Keeping more customers continues to be a major focus.

Profitability is a bright spot for Frontier. In 2014, the Company maintained industry-leading margins, with an adjusted EBITDA margin of 44 percent.

Improving Average Revenue per Customer (ARPC) also drove profitability. For the year, Residential ARPC increased 3 percent over 2013, propelled by an increasing mix of broadband customers, a higher mix of video revenue, our broadband customers’ moving to higher speeds, and the greater attachment rates of the Frontier Secure suite of products. Business ARPC increased by 1 percent for the year as compared to 2013.

What Lies Ahead

In February 2015 Frontier announced a $10.54 billion agreement to acquire Verizon’s wireline operations providing services to residential, commercial, and wholesale customers in California, Florida and Texas. Upon completion of this acquisition, which is expected in the first half of 2016, Frontier will execute a flash-cut conversion of these properties onto Frontier’s systems. The transaction is expected to be free cash flow accretive in the first full year, will improve Frontier’s dividend payout ratio by 13 percent, will double the size of the Company, and dramatically expand our service offering capabilities. Of particular note is the fact that fully 54 percent of the network being acquired is FiOS® enabled. We are confident that this acquisition will create significant shareholder value.

CEO Succession

Finally, we are pleased to share that, effective today, Dan McCarthy became President and Chief Executive Officer and Maggie Wilderotter became Executive Chairman.

On a personal note, Maggie remarks, “Dan is a strong leader. He has been President and Chief Operating Officer of Frontier since 2012, and led the team negotiating the terms of our current Verizon transaction. It has been my privilege to lead Frontier for the past ten and a half years and I look forward to leading the Board of Directors as Executive Chairman. The Frontier Communications of today, a national Internet and telecom services provider with operations in 28 states and nearly 8.5 million addressable households, bears little resemblance to the regional telephone company I joined to lead in 2004.”

Thank you again for your support of Frontier. We look forward to discussing our 2014 performance and going-forward plans at the annual meeting to be held on May 13, 2015 at 10 a.m. in our corporate headquarters in Stamford, Connecticut.

Sincerely,

Daniel J. McCarthy President and CEO	Mary Agnes Wilderotter Executive Chairman

Three High Ridge Park, Stamford, CT 06905
(203) 614-5600

April 3, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2015

To the Stockholders of
FRONTIER COMMUNICATIONS CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frontier Communications Corporation will be held at the Company’s offices, Three High Ridge Park, Stamford, Connecticut 06905, on Wednesday, May 13, 2015, at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

•	To elect 12 directors;

•	To consider and vote upon an advisory proposal to approve executive compensation;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015; and

•	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

The board of directors fixed the close of business on March 17, 2015 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting. At the close of business on March 17, 2015, there were 1,000,897,026 shares of our common stock entitled to vote at the meeting.

A complete list of stockholders entitled to vote at the meeting will be open to the examination of stockholders on the meeting date and for a period of ten days prior to the meeting at our offices at Three High Ridge Park, Stamford, Connecticut 06905, during ordinary business hours.

By Order of the Board of Directors

Mark D. Nielsen Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on May 13, 2015.

The proxy statement and 2014 Annual Report are available at www.proxyvote.com.

FRONTIER COMMUNICATIONS CORPORATION
Three High Ridge Park
Stamford, Connecticut 06905

PROXY STATEMENT

2015 Annual Meeting of Stockholders

THE MEETING

Introduction

This proxy statement is being furnished to the stockholders of Frontier Communications Corporation, a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2015 annual meeting of stockholders and at any adjournments thereof.

Date, Time and Place

The meeting will be held on May 13, 2015, at 10:00 a.m., Eastern Daylight Savings Time, at our offices located at Three High Ridge Park, Stamford, Connecticut 06905.

Internet Availability of Proxy Materials

This proxy statement and our Annual Report for the fiscal year ended December 31, 2014, containing financial and other information concerning our company, are available on the Investor Relations page of our website, www.frontier.com. Additionally, and in accordance with Securities and Exchange Commission (“SEC”) rules, you may access our proxy statement at www.proxyvote.com.

Under rules adopted by the SEC, we have elected to furnish the proxy statement and Annual Report to many of our stockholders via the Internet instead of mailing printed materials to each stockholder. We believe this is in the best interests of our stockholders because we can provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact.

On or about April 3, 2015, we began mailing to holders of our common stock (other than those who previously requested electronic or paper delivery) a “Notice of Internet Availability of Proxy Materials” (the “Notice”). If you received the Notice by mail, you will not automatically receive a printed copy of this proxy statement and our Annual Report in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials online. The Notice also instructs you on how you may submit your proxy via the Internet. If you previously requested electronic delivery, you will receive an e-mail providing you with the Notice, and if you previously requested paper delivery, you will receive a paper copy of the proxy materials by mail. We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card or on the Investor Relations page of our website, www.frontier.com.

You can receive a copy of our proxy materials by following the instructions (contained in the Notice) regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made by Internet at www.proxyvote.com, by telephone at 1-800-579-1639 (or, for callers without touch-tone phones, 1-866-232-3037) or by email at sendmaterial@proxyvote.com by sending a blank email with your control number (the 12 digit identifying number in the box on the Notice) in the subject line.

Matters to be Considered

At the meeting, stockholders will be asked to elect 12 directors, to consider and vote upon an advisory proposal to approve executive compensation and to ratify the selection of our independent registered public accounting firm. See “ELECTION OF DIRECTORS,” “ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION” and “RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The board of directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Shares Outstanding and Entitled to Vote; Quorum

Stockholders as of the record date, i.e., the close of business on March 17, 2015, are entitled to notice of and to vote at the meeting. As of the record date, there were 1,000,897,026 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. Holders of a majority of the outstanding shares entitled to vote must be present in person or represented by proxy in order for action to be taken at the meeting.

Required Votes

Election of Directors. Under our by-laws, the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting is required to elect each director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward the nominee’s achievement of a majority. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for the nominee will have the same effect as a vote against the nominee. Brokers are not permitted to vote shares on the election of directors if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on election of directors.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director until his or her successor is elected and qualified. To address this “hold-over” issue, we have adopted a policy under which, in non-contested elections, if a director fails to win a majority of affirmative votes for his or her election, the director must immediately tender his or her resignation from the board, and the board will decide, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation at its next regularly scheduled meeting.

Advisory Proposal on Executive Compensation. Approval of the advisory proposal on executive compensation requires the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as a vote against approving the advisory proposal. Brokers are not permitted to vote shares on this matter if they do not receive voting instructions from the beneficial owners of such shares. Such “broker non-votes” will be considered present for purposes of establishing a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote on the advisory proposal. Because the vote is advisory, it will not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Selection of Auditors. The ratification of the selection of KPMG LLP as our independent registered public accounting firm is being submitted to stockholders because we believe that this action follows sound corporate practice and is in the best interests of the stockholders. If the stockholders do not ratify the selection by the affirmative vote of the holders of a majority of the common stock present or represented by proxy and entitled to vote at the meeting, the Audit Committee of the board of directors will reconsider the selection of the independent registered public accounting firm, but such a vote will not be binding on the Audit Committee. If the stockholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of a new independent registered public accounting firm at any time during the year if they believe that this change would be in our and our stockholders’ best interests. Abstentions will have the same effect as a vote against ratification of the auditors.

Voting Recommendations

The board of directors recommends that you vote FOR each nominee for director named, FOR the advisory proposal on executive compensation and FOR ratification of the selection of our independent registered public accounting firm for 2015.

Voting and Revocation of Proxies

Stockholders who hold shares in their own name are requested to vote by proxy in one of three ways:

•	By Internet—You can vote via the Internet by following the instructions in the Notice or by visiting the Internet website at www.proxyvote.com and following the on-screen instructions;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll-free) and following the instructions; or

•	By Mail—You can vote by mail if you received a printed proxy card by dating, signing and promptly returning your proxy card in the postage prepaid envelope provided with the materials.

Common stock represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes,” if instructions are not given, proxies will be voted:

•	FOR election of each nominee for director named;

•	FOR the advisory proposal on executive compensation; and

•	FOR ratification of the selection of our independent registered public accounting firm.

Voting instructions, including instructions for both telephonic and Internet voting, are provided in the Notice or, if you received a printed proxy card, on the proxy card. The Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and proxy card, will identify stockholders and allow them to vote their shares and confirm that their voting instructions have been properly recorded. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder. If you do vote by Internet or telephone, it will not be necessary to return a proxy card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone voting will depend on their voting procedures.

If a stockholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the meeting and votes in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the meeting. Attendance at the meeting will not alone constitute revocation of a proxy.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our

Annual Report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Annual Report and/or the proxy statement, or if you hold in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Investor Services (in writing: P.O. Box 43078, Providence, RI 02940-3078; by telephone: in the U.S., Puerto Rico and Canada, 1-877-770-0496; outside the U.S., Puerto Rico and Canada, 1-781-575-2382).

If we are householding materials to your address and you wish to receive a separate copy of the Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare Investor Services as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from stockholders by telephone, personal interview or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a base fee of $20,000, plus customary disbursements. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common stock held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Independent Registered Public Accounting Firm

We have been advised that representatives of KPMG LLP, our independent registered public accounting firm for 2014, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions of stockholders.

Transfer Agent

Our transfer agent is Computershare Investor Services. You should contact the transfer agent, at the phone number or addresses listed below, if you have questions concerning stock certificates, dividend checks, transfer of ownership or other matters pertaining to your stock account.

If By First Class Mail:

Computershare Investor Services
P.O. Box 43078
Providence, RI 02940-3078

If By Overnight Courier:

Computershare Investor Services
250 Royall Street
Canton, MA 02021-1011

website: www.computershare.com/investor

Telephone: (877) 770-0496 (in the U.S., Puerto Rico and Canada)

or (781) 575-2382 (outside the U.S., Puerto Rico and Canada)

OWNERSHIP OF COMMON STOCK

Set forth below is certain information as of March 17, 2015 with respect to the beneficial ownership of our common stock (as determined under the rules of the SEC) by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding shares of common stock, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the executive officers named in the Summary Compensation Table under “Executive Compensation,” and (4) all of our directors and executive officers as a group. Except as otherwise stated, the business address of each person listed is c/o Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. Except as otherwise described below, each of the persons named in the table has sole voting and investment power with respect to the common stock beneficially owned and has not pledged such common stock as security for any obligations.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc. (a)	86,098,375		8.6%
BlackRock, Inc. (b)	62,565,020		6.2%
Leroy T. Barnes, Jr.	148,295	(c)	*
Peter C.B. Bynoe	143,922	(d)	*
Diana S. Ferguson	8,092	(e)	*
Edward Fraioli	122,917	(f)	*
Lois Hedg-peth (g)	168,501		*
John M. Jureller	634,366	(h)	*
Daniel J. McCarthy	1,410,853	(i)	*
Cecilia K. McKenney	835,693	(j)	*
Pamela D.A. Reeve	99,648	(k)	*
Virginia P. Ruesterholz	30,930	(l)	*
Howard L. Schrott	182,013	(m)	*
Larraine D. Segil	195,426	(n)	*
Mark Shapiro	199,848	(o)	*
Myron A. Wick, III	252,833	(p)	*
Mary Agnes Wilderotter	3,853,930	(q)	*
All directors and executive officers as a group (18 persons)	8,960,917	(r)	*

*	Less than 1%.

(a)

The business address of this beneficial owner is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G filed on February 10, 2015 by The Vanguard Group, Inc. (“Vanguard”). Such Schedule 13G discloses that of the shares beneficially held by Vanguard, 2,019,065 shares are beneficially held by wholly-owned subsidiaries, and that Vanguard has the sole power to vote and has shared dispositive power of such shares.

(b)

The business address of this beneficial owner is 55 East 52nd Street, New York, NY 10022. Based on a Schedule 13G filed on February 9, 2015 by BlackRock, Inc. Such Schedule 13G discloses that the shares beneficially owned by BlackRock, Inc. are held by subsidiaries of BlackRock, Inc.

(c)

Includes 10,000 shares that may be acquired upon the exercise of stock options as of March 17, 2015 or within 60 days thereafter. We refer to these stock options as “currently exercisable.” Also includes 132,995 shares that may be acquired upon the redemption of stock units. Directors may elect to redeem stock units upon termination of service in the form of cash or shares of our common stock. See “Director Compensation–Non-Employee Director Compensation Program” below.

(d)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 130,072 shares that may be acquired upon the redemption of stock units.

(e)	Consists of 8,092 shares that may be acquired upon the redemption of stock units.

(f)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 97,917 shares that may be acquired upon the redemption of stock units.

(g)	Ms. Hedg-peth resigned her position with the Company effective January 2, 2015.

(h)	Includes 439,123 restricted shares over which Mr. Jureller has sole voting power but no dispositive power.

(i)	Includes 741,473 restricted shares over which Mr. McCarthy has sole voting power but no dispositive power and 18,889 shares held in a 401(k) plan.

(j)	Includes 346,505 restricted shares over which Ms. McKenney has sole voting power but no dispositive power.

(k)	Includes 89,648 shares that may be acquired upon the redemption of stock units.

(l)	Consists of 30,930 shares that may be acquired upon the redemption of stock units.

(m)	Includes 5,000 shares that may be acquired upon the exercise of currently exercisable stock options and 172,013 shares that may be acquired upon the redemption of stock units.

(n)	Consists of 184,026 shares that may be acquired upon the redemption of stock units, 7,400 shares held in a family trust and 4,000 shares held in a retirement account by her spouse.

(o)	Includes 10,000 shares that may be acquired upon the exercise of currently exercisable stock options and 89,648 shares that may be acquired upon the redemption of stock units.

(p)	Consists of 212,833 shares that may be acquired upon the redemption of stock units and 40,000 shares held by family trusts.

(q)

Includes 1,081,975 restricted shares over which Mrs. Wilderotter has sole voting power but no dispositive power and 2,708,805 shares held by a family trust. Does not include 899,249 restricted stock units that are not deemed to be beneficially owned.

(r)

Includes 2,940,135 restricted shares over which executive officers have sole voting power but no dispositive power, 899,249 restricted stock units held by an executive officer, 10,000 shares that may be acquired pursuant to the exercise of currently exercisable stock options by an executive officer, 45,000 shares that may be acquired pursuant to the exercise of currently exercisable stock options by directors and 1,148,174 shares that may be acquired upon the redemption of stock units held by directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than 10% stockholders are also required to furnish us with copies of all such filed reports.

Based solely upon a review of the copies of such reports furnished to us, or representations that no reports were required, we believe that during the year ended December 31, 2014, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

At the meeting, 12 directors are to be elected to serve until the next annual meeting or until their successors have been elected and qualified. Each of the following nominees is currently serving as a director. Directors will be elected by a majority of the votes of the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote at the meeting.

The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote FOR the 12 nominees named by the board of directors and listed on the following table. In case any of these nominees should become unavailable for any reason, the persons named in the enclosed form of proxy have advised that they will vote for such substitute nominees as the board of directors may propose. Since last year’s annual meeting, the board of directors elected Diana S. Ferguson, effective September 19, 2014, to fill a vacancy on the board.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any
Leroy T. Barnes, Jr.

Mr. Barnes, 63, has served as a Director since May 2005. Prior to his retirement, he was Vice President and Treasurer of PG& E Corp., a holding company for energy-based businesses, from 2001 to 2005 and Vice President and Treasurer of Gap Inc., a clothing retailer, from 1997 to 2001. Mr. Barnes has been a Director of The McClatchy Company since September 2000 and a Director of Principal Funds, Inc. and Principal Variable Contracts, Inc. since March 2012. He was a Director of Longs Drugs Stores Corporation from February 2002 to October 2008 and a Director of Herbalife Ltd. from December 2004 to February 2015.

Mr. Barnes is a skilled financial leader with an extensive background in finance and treasury from his career as treasurer of several public companies, including the Gap and PG& E. Mr. Barnes’ experiences have provided him with a wealth of knowledge in dealing with complex financial issues and an understanding of financial strategy in challenging economic environments. Mr. Barnes also has extensive experience serving on public company audit, nominating, governance and pension committees which he can bring to bear as a member of our board and committees.

Peter C.B. Bynoe

Mr. Bynoe, 64, has served as a Director since October 2007. Since October 2014, Mr. Bynoe has been a Managing Director of Equity Group Investments. Mr. Bynoe also serves as a Senior Counsel in the Chicago office of the international law firm DLA Piper US LLP, a position he has held since January 2008. Mr.  Bynoe served as Chief Executive Officer of Rewards Network Inc. from September 2013 to October 2014. From February 2008 until September 2013, he was associated with Loop Capital Markets LLP, most recently as a partner. From March 1995 until December 2007, Mr. Bynoe was a senior Partner at DLA Piper US LLP and served on its Executive Committee. He is also Chairman of Telemat Ltd., a business consulting firm that he founded in 1982. Mr. Bynoe has been a Director of Covanta Holding Corporation since July 2004 and a Director of Signature Group Holdings, Inc. since July 2013. He was a Director of Rewards Network Inc. from 2003 to May 2008.

Mr. Bynoe brings a varied business, legal and public policy background to the board. Mr. Bynoe served as the Executive

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Director of the Illinois Sports Facilities Authority, a joint venture of the City of Chicago and State of Illinois created to develop the new Comiskey Park for the Chicago White Sox and was Managing General Partner of the National Basketball Association’s Denver Nuggets. Mr. Bynoe also served as a consultant to the Atlanta Fulton County Recreation Authority and the Atlanta Committee to Organize the Olympic Games in preparation for the 1996 Summer Olympic Games. Mr. Bynoe also has experience serving on boards of directors of public companies, including as a nominating and governance committee member and chair and as a compensation committee member and chair.

Diana S. Ferguson

Ms. Ferguson, 51, has served as a Director since October 2014. She has also served as a Director of TreeHouse Foods, Inc. since January 2008. Since August 2013, Ms. Ferguson has been Principal of Scarlett Investments, LLC. From February 2010 to May 2011, Ms. Ferguson served as Chief Financial Officer of the Chicago Board of Education. Previously, Ms. Ferguson served as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company from April 2008 to November 2008. Prior to joining Folgers, Ms. Ferguson served as Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. from April 2007 until March 2008. On January 6, 2009, Merisant Worldwide, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Laws. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation, from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development, as well as Treasurer. Ms. Ferguson has previously served on the boards of directors of Franklin Electric Co., Inc., Peoples Energy Corporation/Integrys Energy Group, Inc.

Ms. Ferguson has significant finance, acquisition and executive expertise as evidenced by her leadership roles at Folgers, Merisant, and Sara Lee Corporation. Given her expertise and financial acumen, Ms. Ferguson is an important contributor to Board deliberations on financial, corporate and strategic matters.

Edward Fraioli

Mr. Fraioli, 68, has served as a Director since July 2010 following his retirement from Ernst & Young LLP, a public accounting firm, where he had been a partner since 1983. Since that time, he has served as a business consultant to other companies. He had served as Professional Practice Director for Ernst & Young’s Private Equity practice from 2008 to July 2010, where he was responsible for support of engagement teams on accounting and auditing matters. From 2005 through 2008, Mr.  Fraioli served as Ernst & Young’s Global Vice Chairman for Independence matters within Global Quality and Risk Management, where he was responsible for the Ernst & Young’s global independence organization. Prior to 2005, he served as lead audit partner on a number of public and global companies.

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

Mr. Fraioli was with Ernst & Young for over 35 years. As such, his public accounting and financial expertise provides the board with a valuable resource.

Daniel J. McCarthy, President and Chief Executive Officer

Mr. McCarthy, 50, has served as a Director since May 2014. He has been with the Company since December 1990. He became President and Chief Executive Officer effective April 3, 2015 and was President and Chief Operating Officer from April 2012 to April 2015. Previously, he was Executive Vice President and Chief Operating Officer from January 2006 to April 2012 and Senior Vice President, Field Operations from December 2004 to December 2005. Prior to that, he was Senior Vice President, Broadband Operations from January 2004 to December 2004, President and Chief Operating Officer of Electric Lightwave from January 2002 to December 2004, President and Chief Operating Officer, Public Services Sector from November 2001 to January 2002, Vice President and Chief Operating Officer, Public Services Sector from March 2001 to November 2001 and Vice President, Citizens Arizona Energy from April 1998 to March 2001.

Mr. McCarthy is currently the Company’s President and Chief Executive Officer, has served as the Company’s President and Chief Operating Officer from 2012 to 2015 and has been with the Company for over 24 years in positions of increasing responsibility. He has extensive knowledge of all aspects of the Company, including operations and networks as well as strategic planning, financial reporting, the competitive environment, mergers and acquisitions, and regulatory affairs. He is also involved in public relations, marketing issues and information technology. His experience and leadership are crucial assets to board deliberations and decision-making. Mr.  McCarthy also serves as a Trustee of The Committee for Economic Development, a nonprofit, nonpartisan, business-led, public policy organization, and Sacred Heart University in Fairfield, Connecticut.

Pamela D.A. Reeve

Ms. Reeve, 65, has served as a Director since July 2010. She has served as a Director of American Tower Corporation since March 2002 and serves as the Lead Director and a member of the compensation and nominating and corporate governance committees of the American Tower board. Ms. Reeve has also served as a Director of Sonus Networks, Inc. since September 2013. From November 1989 to August 2004, Ms. Reeve was a Director of Lightbridge, Inc., a global provider of mobile business software and technology solutions, offering products and services for the wireless telecommunications industry, where she held various executive positions, including President and Chief Executive Officer. Ms. Reeve served on the board of directors of LiveWire Mobile, Inc. from 1997 until November 2009.

Ms. Reeve has leadership, operational and financial expertise, particularly in the communications and technologies industries,

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any and has extensive corporate governance experience, having served on public company audit, compensation and nominating and corporate governance committees.

Virginia P. Ruesterholz

Ms. Ruesterholz, 53, has served as a director since August 2013. She has also served as a Director of The Hartford Financial Services Group, Inc. since May 2013. From January to July 2012, Ms. Ruesterholz was an Executive Vice President of Verizon Communications. She was President of Verizon Services Operations, a global business unit that operates Verizon’s wireline networks and shared service operations, from 2009 to 2011. During her 28 year career with Verizon and its predecessors, Ms. Ruesterholz held various executive positions, including President of Verizon Telecom, President of Verizon Partner Solutions, President of Verizon Wholesale Markets and roles in regional operations and operations assurance. She also serves as Chairman of the Board of Trustees of Stevens Institute of Technology.

Ms. Ruesterholz’s extensive senior leadership experience at Verizon, a global communications organization, positions her well to advise the Board and senior management on a wide range of strategic, operational and financial matters. She is able to provide insights into many aspects of the Company’s business including sales, customer service, operational and risk management, and information technology.

Howard L. Schrott

Mr. Schrott, 60, has served as a Director since July 2005. Since February 2006, Mr. Schrott has been a Principal in Schrott Consulting, a management consulting firm. Prior to that time, he was Chief Financial Officer of Liberty Corporation, a television broadcaster, from 2001 to February 2006. Mr. Schrott was a Director of Media General, Inc. from November 2013 to December 2014, and a Director of Time Warner Telecom Holdings Inc. from 2004 to 2006.

Mr. Schrott brings a wealth of financial and operational experience to the board, having served as the Chief Financial Officer of three different companies in the media and technology space spanning 15 years and running his own management consulting firm. He previously served as the chairman of the audit committee of Time Warner Telecom Holdings Inc. and was a member of the board of Media General, Inc. In addition, Mr.  Schrott serves on the board of directors of Gannaway Web Holding, LLC, and previously served on the board of directors or was an advisor to the board of directors of several private companies involved in media and technology, including Wide Orbit, Inc., Weather Central Holdings, Inc., New Young Broadcasting Holding Company, Inc. and Maverick Media, LLC. Mr. Schrott also serves as a trustee of Butler University and the Indiana Historical Society.

Larraine D. Segil

Ms. Segil, 66, has served as a Director since March 2005. Ms.  Segil has been Chief Executive Officer of Larraine Segil Inc. (formerly Larraine Segil Productions, Inc.) since 1987 and of Little Farm Company, an agricultural holding company, since

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any

2009. She also consults with entrepreneurial companies on global strategy, general management and operations. Ms. Segil has been a senior research fellow at the IC2 Institute at the University of Texas, Austin since 1991, a member of the Price Center Entrepreneurs Board of Advisors for the UCLA Anderson School of Management since 1991 and a member of the board of LARTA, the Los Angeles Technology Alliance from 1994 to 2008. From January 2009 to December 2010, Ms. Segil served on the board of the Strategic Alliances Advisory Group for the Tropical Diseases Research (TDR) Group of the World Health Organization in Geneva, Switzerland. From 2003 until December 2006, Ms. Segil was a Partner of Vantage Partners, a strategic alliances and conflict resolution firm. Ms. Segil was a Partner and Co-Founder of The Lared Group, a strategic alliances group, until its acquisition by Vantage in 2003.

Ms. Segil has extensive experience in the area of strategic alliances. Ms. Segil’s unique experience is a valuable asset to the board, particularly in light of the acquisition activity engaged in by the Company over the past several years.

Mark Shapiro

Mr. Shapiro, 44, has served as a Director since July 2010. Mr.  Shapiro has served as Chief Content Officer of WME/IMG since September 2014. Previously, he served as an Executive Producer of Dick Clark Productions from October 2012 to September 2014. Prior to that, he served as Chief Executive Officer and an Executive Producer of Dick Clark Productions since May 2010 and a Director, President and Chief Executive Officer of Six Flags, Inc., a family-oriented entertainment company, from December 2005 until May 2010. Six Flags filed a voluntary petition to restructure its debt obligations under chapter 11 of the United States Bankruptcy Code in June 2009 and emerged from chapter 11 in May 2010. Prior to joining Six Flags in 2005, Mr. Shapiro spent 12 years at ESPN, Inc., where he served as Executive Vice President, Programming and Production and in various other capacities for both ESPN and ABC Sports. Mr. Shapiro has served as a Director of Live Nation Entertainment, Inc. since November 2008, a trustee of Equity Residential since January 2010, and a Director of Papa John’s International, Inc. since February 2011. Mr. Shapiro is also Chairman of two privately held companies, Captivate Network and Red Zebra Broadcasting. Mr. Shapiro was a member of the Advisory Board of Mandalay Digital Group Inc. from 2011 to 2014.

Coupling his board service with experience in executive-level positions at large organizations facing complex business challenges, Mr. Shapiro brings business acumen and front-line operations know-how to many of the issues and challenges facing public companies, along with innovation and critical insight in the areas of content creation, marketing and branding.

Myron A. Wick, III

Mr. Wick, 71, has served as a Director since March 2005. Mr.  Wick is a business consultant. He was Managing Director of McGettigan & Wick, Co., an investment banking firm, from 1988 to 2009 and a Principal of Proactive Partners, L.P., a merchant

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any banking fund, from 1989 to 2010. Mr. Wick was Director General of Hola Television Group, a private Spanish media company, from September 2009 to January 2012 and a Director of Modtech Holdings, Inc. from 1994 to 2008. In 1989, Mr. Wick co-founded CTC Media (formerly StoryFirst Communications), serving as Chairman of the Board from 1993 to 2003. He is also a former Chairman of the Board of Directors of Horizon Fuel Cell Technology, Inc. and a former Chairman of the Board of Governance of WorldVentures Holdings.

Mr. Wick has over two decades of investment banking experience with an extensive knowledge of operational and financial transactions. Mr. Wick has served as chairman, chief executive officer and chief operating officer of a variety of enterprises spanning aquaculture, biotech, education, television broadcasting and investment banking. Mr. Wick is a co-founder of an investment banking firm that provides financial services to small private and public companies and a merchant banking fund, investing in and providing advisory services to “ micro cap” public companies. Mr. Wick’s background provides the board with an experienced director during a time of significant acquisition activity by the Company. He also has experience serving on the boards of directors of public companies, including as an audit and compensation committee member, and as the Company’s Lead Director from 2006 to 2013.

Mary Agnes Wilderotter, Executive Chairman

Mrs. Wilderotter, 60, has served as a Director since September 2004. She became Executive Chairman effective April 3, 2015 and previously served as our Chief Executive Officer since November 2004 and as our Chairman of the Board since December 2005. She also served as President until April 2012. Prior to joining our company, she was Senior Vice President— World Wide Public Sector of Microsoft Corp. from February 2004 to November 2004 and Senior Vice President— Worldwide Business Strategy of Microsoft Corp. from 2002 to 2004. From 1997 to 2002, she was President and Chief Executive Officer of Wink Communications, an interactive telecommunications and media company. Mrs.  Wilderotter has been a Director of Xerox Corporation since May 2006, a Director of The Procter & Gamble Company since August 2009 and a Director of Juno Therapeutics, Inc. since November 2014. She was a Director of The McClatchy Company from January 2001 to August 2007 and a Director of Yahoo!, Inc. from July 2007 to December 2009.

Before becoming Executive Chairman, Mrs. Wilderotter served as the Company’s Chairman of the Board and Chief Executive Officer and is a 30-year veteran of the cable and communications and information technology industries. She is a recognized leader in these fields and has been selected as one of Fortune magazine’s 50 Most Powerful Women in Business in each year since 2009 and among The Financial Times’ Top 50 Women in World Business in 2011. In October 2012, President Obama appointed her as Chair of the President’s National Security Telecommunications Advisory Committee. The

Name and present position, if any, with the Company	Age, period served as director, other business experience during the last five years and family relationships, if any designation follows her service as Vice Chair from October of 2010 to 2012. Her career has given her in-depth knowledge and placed her in leadership positions of companies at the convergence of communications and information technology. Early in her career at Cabledata (now DST), she ran the operations of the largest management information systems and billing company in the cable industry. Thereafter, she was Regional President managing McCaw Cellular Communications’ California, Nevada, and Hawaii regions and then Senior Vice President of McCaw. Following McCaw’s acquisition by AT& T, she was Chief Executive Officer of AT& T’s Aviation Communications Division and later Executive Vice President of National Operations for AT& T Wireless Services, Inc. After seven years in the wireless industry, Mrs. Wilderotter became President and CEO of Wink Communications, which provided cable operators with a cost-effective technology to deliver interactive television services. After taking Wink public and negotiating its sale to Liberty Media, Mrs. Wilderotter joined Microsoft in 2002 as Senior Vice President— World Wide Public Sector and Senior Vice President— Worldwide Business Strategy. During her career, Mrs. Wilderotter has sat on the boards of numerous public companies and now serves on the boards of Procter & Gamble, Xerox Corporation and Juno Therapeutics, Inc. Her board experience includes chair and membership on audit committees; chair and membership on compensation committees; and chair and membership on finance committees and governance and public responsibility committees. Mrs. Wilderotter’s industry and leadership experience provides the board with industry knowledge, vision, innovation and strategy.

The board of directors recommends that you vote FOR the election of all nominees for director.

DIRECTOR COMPENSATION

The following table sets forth compensation information for 2014 for each person who served as a non-employee member of our board of directors during 2014. Mary Agnes Wilderotter, our Chairman and Chief Executive Officer, and Daniel J. McCarthy, our President and Chief Operating Officer, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Mrs. Wilderotter and Mr. McCarthy as employees of the Company is shown in the Summary Compensation Table elsewhere in this proxy statement.

2014 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Leroy T. Barnes, Jr.	$90,000	$90,000	$180,000
Peter C.B. Bynoe	$105,000	$90,000	$195,000
Diana S. Ferguson	$22,500	$22,500	$45,000
Jeri B. Finard (2)	$33,750	$33,750	$67,500
Edward Fraioli	$96,250	$108,750	$205,000
James S. Kahan (2)	$33,750	$33,750	$67,500
Pamela D.A. Reeve	$110,000	$90,000	$200,000
Virginia P. Ruesterholz	$90,000	$90,000	$180,000
Howard L. Schrott	$115,000	$90,000	$205,000
Larraine D. Segil	$90,000	$90,000	$180,000
Mark Shapiro	$90,000	$90,000	$180,000
Myron A. Wick, III	$100,000	$90,000	$190,000

(1)

The amounts shown in this column represent the grant date fair value in accordance with Financial Accounting Standards Board ASC Topic 718 (“Topic 718”) of the stock units granted to directors in 2014. For a discussion of valuation assumptions, see Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Dividends are paid on stock units held by directors at the same rate and at the same time as we pay dividends on shares of our common stock. No above-market or preferential dividends were paid with respect to any stock units. Dividends on stock units are paid in the form of additional stock units.

The following table sets forth the aggregate number of stock options held by directors at year-end.

Name	Number of Stock Options Held at Year-End
Leroy T. Barnes, Jr.	10,000
Peter C.B. Bynoe	10,000
Diana S. Ferguson	—
Jeri B. Finard	10,000
Edward Fraioli	10,000
James S. Kahan	—
Pamela D.A. Reeve	—
Virginia P. Ruesterholz	—
Howard L. Schrott	5,000
Larraine D. Segil	10,000
Mark Shapiro	10,000
Myron A. Wick, III	10,000

(2)	Ms. Finard and Mr. Kahan retired from the board of directors in May 2014.

Non-Employee Director Compensation Program

Directors who are also our employees receive no remuneration for service as a member of our board of directors or any committee of the board.

In 2014, Fredric W. Cook & Co., Inc., the Compensation Committee’s independent executive compensation consultant, was engaged by the Compensation Committee to conduct a review of the non-employee director compensation program. After considering Cook’s findings, the Compensation Committee recommended, and the full board of directors approved, a revised non-employee director compensation program as follows, effective January 1, 2015:

•	Annual Retainer, payable in advance in quarterly installments on the first business day of each quarter:

o	$95,000 in cash, which the director may elect to receive in the form of stock units, as described below; and

o	$120,000 in the form of stock units.

•

Lead Director and Committee Chair Cash Stipends, which the director has the right to elect to receive in the form of stock units, payable in arrears in equal quarterly installments on the last business day of each quarter:

o	Lead Director—$25,000

o	Audit Committee Chair—$25,000

o	Compensation Committee Chair—$20,000

o	Nominating and Corporate Governance Committee Chair—$15,000

o	Retirement Plan Committee Chair—$15,000

Each director is required to irrevocably elect by December 31 of the prior year whether to receive the cash portion of his or her retainer and/or his or her stipend in stock units.

For 2014, the non-employee director compensation program was identical to the revised program with the following exceptions:

•	The annual cash retainer was $90,000;

•	The annual stock unit retainer was $90,000; and

•	The Retirement Plan Committee Chair stipend was $10,000.

Stock units are issued under the Non-Employee Directors’ Equity Incentive Plan (the “Directors Plan”). Prior to the adoption of the Directors Plan on May 25, 2006, stock units were issued under the Non-Employee Directors’ Deferred Fee Equity Plan (the “Predecessor Plan”). Directors are also entitled to reimbursement for reasonable expenses they incur in connection with meetings of the board of directors they attend in person.

Prior to October 1, 2010, upon commencement of services as a director, each non-employee director was granted options to purchase 10,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date the director was elected to the board. The option grants were made under the Directors Plan and prior to adoption of the Directors Plan, under our Amended and Restated 2000 Equity Incentive Plan. These options became exercisable six months after the grant date and expire on the tenth anniversary of the grant date or, if earlier, on the first anniversary of a director’s termination of service with respect to options granted after May 25, 2006. Since October 1, 2010, directors are no longer eligible to receive stock option grants upon joining the board.

In addition, each member of the board of directors and his or her spouse is eligible to participate in our medical, dental and vision plans at the same contribution rates as our management employees. Retired directors and their spouses who were participating in these plans at the time of their retirement from our board may continue to participate in the plans, but generally are required to pay 100% of the cost. Commencing August 1, 2015, neither active nor retired directors will be eligible to participate in our medical, dental or vision plans.

Stock units are credited in an amount that is equal to the cash payment the director otherwise would have received, based upon a formula where the cash payment amount is the numerator and the “Initial Market Value” of our common stock is the denominator. The Initial Market Value is equal to the closing price of the common stock on the grant date of the units. Prior to October 1, 2013, the Initial Market Value was equal to 85% of the closing price of the common stock on the grant date of the units. Stock units for fees and stipends are earned quarterly and credited to the director’s account on the last business day of the quarter in which the fees and stipends are earned; stock units for the retainer are earned quarterly and credited to the director’s account on the first business day of the quarter in which the retainer is earned. We hold all stock units until a director’s termination of service, at which time the units are redeemable, at the director’s election, in either cash or in shares of our common stock.

Ms. Finard and Mr. Kahan retired from the board of directors in May 2014. Each elected to receive cash in settlement of their stock unit account. Accordingly, they received cash equal to the fair market value of the stock units in their stock unit accounts. Fair market value of a stock unit is equal to the fair market value of a share of our common stock (a) on the date of retirement, with respect to stock units awarded under the Directors Plan and (b) on the tenth day following the date of retirement, with respect to stock units awarded under the Predecessor Plan.

CORPORATE GOVERNANCE

We maintain corporate governance policies and practices that reflect what the board of directors believes are “best practices,” as well as those that we are required to comply with pursuant to the Sarbanes-Oxley Act of 2002 and the rules of the SEC and the NASDAQ Stock Market (“NASDAQ”) on which our common stock has been listed since December 16, 2011. Our common stock was previously listed on the New York Stock Exchange. A copy of our Corporate Governance Guidelines is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com.

Leadership Structure

Our Corporate Governance Guidelines provide that we will have a Chairman who will chair board meetings and perform such other duties as set forth in our charter and in the Corporate Governance Guidelines or as are otherwise assigned to him or her by the board. The Chairman and the CEO may be the same person; however, the board may separate these two positions if it deems it to be in the best interests of our company and our stockholders to do so. The Corporate Governance Guidelines provide for a Lead Director if the Chairman and CEO is the same person and the Lead Director will perform such duties as are assigned to him or her by the independent directors, including those set forth below. The independent directors as a group, acting through a resolution approved by a majority of all independent directors, will determine, based upon the recommendation of the Nominating and Corporate Governance Committee, which one of the independent directors will serve as Lead Director. A director must have served on the board for a minimum of one year in order to be eligible to be a Lead Director. At any time when the Chairman is an independent director, the Chairman can be the Lead Director if the independent directors, acting through a resolution approved by a majority of all independent directors, determine to have a Lead Director under such circumstances.

As set forth in our Corporate Governance Guidelines, the Lead Director will:

•	Preside at all meetings of non-management directors (including those to be attended only by independent directors) and meetings of the board where the Chairman is not present;

•	Coordinate the flow of information to and among independent and other non-management directors and review and approve information sent to the board by the Chairman/CEO or management of our company;

•	Review and approve all board meeting agendas;

•

Periodically solicit from independent and other non-management directors comments or suggestions related to board operations, including the flow of information to directors, the setting of meeting agendas and the establishment of the schedule of board meetings, and communicate those suggestions to the Chairman/CEO. The Lead Director will also seek to ensure that there is (a) an efficient and adequate flow of information to the independent and other non-management directors; (b) adequate time for the independent and other non-management directors to consider all matters presented to them for action; and (c) appropriate attention paid to all matters subject to oversight and actions by the independent and other non-management directors;

•

Serve as the liaison between the independent and other non-management directors and the Chairman/CEO and as the representative of the independent and other non-management directors in communications with the Chairman and management outside of regular board meetings;

•	Serve as liaison and provide direction to advisers and consultants retained by the independent and other non-management directors;

•	Have the authority to call meetings of non-management directors (including those to be attended only by independent directors) when appropriate; and

•	Be available for consultation and direct communication with major stockholders of our company if requested by any such stockholder in accordance with the Corporate Governance Guidelines.

Effective April 3, 2015, Mary Agnes Wilderotter stepped down as our Chief Executive Officer and became Executive Chairman. On such date, Daniel J. McCarthy assumed the role as our Chief Executive Officer. Howard L. Schrott serves as our Lead Director and will continue in that role, as Mrs. Wilderotter will not be an independent director. As Executive Chairman, Mrs. Wilderotter will continue to chair the Board of Directors and will report to the Board. In addition, she will advise the Chief Executive Officer, help set strategy for the Company and will represent the Company at events that further the Company’s goals and interests.

Chief Executive Officer Succession

The Nominating and Corporate Governance Committee has the responsibility to identify successors to the Chief Executive Officer and reviews and assesses succession programs and development plans for the Chief Executive Officer. Additionally, one of the factors considered in connection with the annual assessment of the performance of the Chief Executive Officer is the adequacy and effectiveness of the Company’s succession plan for the Chief Executive Officer.

In 2014, Mrs. Wilderotter, our Chairman and Chief Executive Officer, advised the Board of her intention to retire as Chief Executive Officer upon the expiration of her contract in March 2015. While the Nominating and Governance Committee has the responsibility to identify successors to the Chief Executive Officer, the Board of Directors had as one of its primary objectives CEO succession planning. Mr. McCarthy had been the lead candidate to succeed Mrs. Wilderotter since 2011 and the Board of Directors worked closely with Mrs. Wilderotter to develop Mr. McCarthy to assume the CEO role. Additionally Mr. McCarthy was elected to the Board of Directors in May 2014. The Board of Directors evaluated Mr. McCarthy’s readiness for the CEO role on a regular basis. The Board of Directors met at the February 2015 board meeting and accepted Mrs. Wilderotter’s resignation as the CEO and elected Mr. McCarthy as the President and CEO of the Company effective April 3, 2015.

Director Independence

The board of directors is required to affirmatively determine that a majority of our directors is independent under NASDAQ listing standards. The board of directors undertakes an annual review of director independence. As a result of this review, the board of directors affirmatively determined that, other than Mrs. Wilderotter and Mr. McCarthy, all of the current directors are independent under NASDAQ rules. In determining director independence, the board of directors reviewed not only relationships between the director and our company, but also relationships between our company and the organizations with which the director is affiliated. After considering the relevant facts and circumstances, the board of directors determined that none of these individuals has a material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company), other than as a director of our company, and that each of these directors is free from any relationship with our company that would impair the director’s ability to exercise independent judgment. The board determined that the following relationships are not material and therefore do not affect the independence determination:

•

Ms. Segil is a director of two charitable organizations, Women In America and Committee of 200 Women CEO’s. In 2014, the Company made an immaterial donation to Women In America and paid an immaterial amount of dues to Committee of 200 Women CEO’s.

•	Mr. Schrott is a trustee of the Indiana Historical Society. In 2014, the Company placed an immaterial amount of sponsorships and advertising with the Society.

Risk Management and Board Oversight

Management is responsible for the Company’s risk management activities, including the annual enterprise risk management (“ERM”) process which is jointly administered by our Chief Financial Officer and Vice President, Internal Audit. The ERM process entails having each member of senior management and their direct reports participate in an annual identification, assessment and evaluation of risks. The individual risks are aggregated across the Company to help management determine our enterprise level risks. For each such risk, one or more mitigation strategies are developed and implemented to minimize that risk. During the course of the year, periodic monitoring, self-assessment and reporting to the Audit Committee are performed by senior management to:

•	Update the trending of each risk compared to the latest annual ERM review;

•	Identify/consider new and emerging risks;

•	Assess the implementation status/effectiveness for each mitigation strategy; and

•	Identify changes to mitigation strategies, if necessary.

Our Corporate Governance Guidelines specify that the board of directors maintains overall responsibility for risk management oversight and may delegate a portion of that responsibility to specific board committees to enhance the effectiveness of their review. The board of directors has delegated the review and monitoring of risk management exposures, guidelines and policies, as well as the ERM process, to the Audit Committee, as set forth in the Audit Committee Charter.

Political Contributions

Corporate political contributions are subject to complex rules and regulations. To safeguard our reputation, we are not permitted to make any political contributions without the express approval of the General Counsel, who will ensure that Frontier complies with all federal, state, local, and foreign laws governing political contributions. Such contributions will be disclosed on the Investor Relations page of our website, www.frontier.com.

Meetings of the Board of Directors

In 2014, the board of directors held seven meetings (and took action on three other occasions) and committees of the board held 22 meetings, for a total of 29 meetings. Average attendance at these meetings by members of the board in 2014 exceeded 97%. Each incumbent director attended at least 92.3% of the aggregate of these board meetings and the total number of meetings held by all committees of the board on which he or she served. It is our policy that the directors attend the annual meeting of stockholders. All of the directors who were members of the board of directors at the time of last year’s annual meeting of stockholders attended that meeting.

Committees of the Board

The board of directors has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Retirement Plan. Each committee is composed of independent directors and operates under a written charter adopted by the board of directors. A copy of each Charter is available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com. The following table shows the current membership of each of the committees and the number of meetings held by each committee in 2014:

	Audit	Compensation	Nominating and Corporate Governance	Retirement Plan
Leroy T. Barnes, Jr.
Peter C.B. Bynoe
Diana S. Ferguson
Edward Fraioli
Pamela D.A. Reeve
Virginia P. Ruesterholz
Howard L. Schrottê
Larraine D. Segil
Mark Shapiro
Myron A. Wick, III
Number of meetings in 2014/Actions on other occasions	6/1	9/3	3/4	4/0

ê = Lead Director	= Chair	= Member

Audit Committee. Each member of the Audit Committee meets the financial literacy requirements of the NASDAQ Listing Rules. In addition, the board of directors has determined that each of Messrs. Barnes, Fraioli and Schrott and Ms. Ferguson meets the standard of an “audit committee financial expert” under the rules of the SEC. Mr. Barnes is a member of four public company audit committees, including our Audit Committee. We do not limit the number of audit committees on which our Audit Committee members may serve. However, our board of directors considered Mr. Barnes’ ability to serve on the Audit Committee and determined that his service on the other audit committees would not impair his ability to effectively serve on our Audit Committee.

The Audit Committee is responsible for the selection, compensation and oversight of our independent registered public accounting firm and participates in the selection of the firm’s lead audit partner. Management is responsible for our internal controls and financial reporting process. The Audit Committee assists the board of directors in undertaking and fulfilling its responsibilities in monitoring:

•	The integrity of our consolidated financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications of our internal auditors and the independence and qualifications of our independent registered public accounting firm; and

•	The performance of our internal audit function and independent registered public accounting firm.

In accordance with the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Audit Committee Charter, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm. The

Audit Committee considers non-auditing services when assessing the independence of our independent registered public accounting firm.

In accordance with the rules of the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. Each member of the Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee reviews our general compensation strategies; acts as the committee for our incentive compensation plans; and reviews and approves compensation for the Chief Executive Officer and other executive officers. The Compensation Committee also oversees and approves compensation policy and incentive plan design, costs and administration.

The Compensation Committee’s responsibilities, which are set forth in its charter, include, among other duties, the responsibility to:

•

Evaluate at least annually the performance of the CEO and other senior executives of the Company against corporate goals and objectives, determine and approve the compensation level (including any discretionary incentive awards) based on this evaluation, report, in the case of the CEO, on the same to the other non-management directors, and review, as appropriate, any agreement or understanding relating to the CEO’s or such other senior executive’s employment, incentive compensation, or other benefits based on this evaluation;

•	Review periodically and recommend to the board, the compensation of all directors;

•

Review the Company’s incentive compensation plans and equity-based plans and recommend to the board changes in such plans as needed. The Committee has and shall exercise all authority of the board with respect to the administration of such plans; and

•	Review and approve all grants of awards, including the award of shares or options to purchase shares, pursuant to our incentive and equity-based compensation plans.

The compensation for the other senior officers is determined by the Compensation Committee taking into account the recommendation of Mrs. Wilderotter.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee. The Compensation Committee engages compensation consultants from time to time to assist the Committee in evaluating the design and assessing the competitiveness of its executive compensation program and for individual benchmarking. For more detailed information on the role of compensation consultants, see “Compensation Discussion and Analysis—Roles and Responsibilities” and “—Market and Peer Group Reviews” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee. One of the committee’s functions is to recommend candidates for election to the board of directors. The Nominating and Corporate Governance Committee uses a variety of means of identifying nominees for director, including recommendations from current board members and from stockholders. In determining whether to nominate a candidate, the Nominating and Corporate Governance Committee will consider the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of our existing needs and then assess the need for new or additional members to provide those capabilities. In addition, the Nominating and Corporate Governance Committee takes a leadership role in shaping our corporate governance, including making recommendations on matters relating to the composition of the board of directors and its various committees and our Corporate Governance Guidelines.

Stockholders may propose director candidates for consideration by the Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership to the board of directors and should be directed to our Secretary at the address of our principal executive offices. To nominate an individual for election at an annual stockholder meeting, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary not less than 90 days nor more than 120 days before the anniversary date of the immediately prior annual stockholders meeting, unless the annual meeting is moved by more than 30 days before or after the anniversary of the prior year’s annual meeting, in which case the notice must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting. The notice should include a description of the qualifications of the suggested nominee and any information that is required by the regulations of the SEC concerning the suggested nominee and his or her direct or indirect securities holdings or other interests in our company. See “Proposals by Stockholders” for the deadline for nominating persons for election as directors for the 2016 annual meeting.

Each candidate for nomination as a director, including each person recommended by stockholders, is evaluated in accordance with our Corporate Governance Guidelines. In addition, the board of directors has adopted guidelines to be used by the Nominating and Corporate Governance Committee in selecting candidates for membership to the board of directors. These guidelines set forth general criteria for selection, including that the background and qualifications of the directors, as a group, should be diverse, and a nominee should possess a depth of experience, knowledge and abilities that will enable him or her to assist the other directors in fulfilling the board’s responsibilities to our company and our stockholders. In addition, a nominee must be willing to commit that he or she will comply with our director stock ownership guidelines, as discussed below. The guidelines also include the following special criteria for the selection of director nominees:

•	A nominee must have a reputation for integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

•	A nominee should have broad experience at a senior, policy-making level in business, government, education, technology or public interest.

•	A nominee should have the ability to provide insights and practical wisdom based on the nominee’s experience and expertise.

•	A nominee should have an understanding of a basic financial statement.

•	A nominee should comprehend the role of a public company director, particularly the fiduciary obligation owed to our company and our stockholders.

•	A nominee should be committed to understanding our company and its industry and to spend the time necessary to function effectively as a director.

•	A nominee should neither have nor appear to have a conflict of interest that will impair the nominee’s ability to fulfill his or her responsibilities as a director.

•

A nominee should be “independent,” as defined by the SEC and NASDAQ. To the extent permitted by applicable law and our bylaws, nominees who do not qualify as independent may be nominated when, in the opinion of the Nominating and Corporate Governance Committee, such action is in our best interests.

Although we do not have a formal policy regarding board diversity, when evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee does consider diversity in its many forms, including among others, experience, skills, ethnicity, race and gender. We believe a diverse board, as so defined, provides for different points of view and robust debate among our board members and enhances the effectiveness of the board. We believe we have a very diverse board of directors, which includes one or more current and/or former CEOs, CFOs, investment bankers, experts in communications, marketing and strategy, auditors and business people and individuals of different race, gender, ethnicity and background.

Decisions regarding the renomination of directors for additional terms on the board of directors are governed by the general and specific criteria described above and by the Nominating and Corporate Governance Committee’s evaluation of the directors’ performance and contribution to the board. In addition, as a general rule, a non-employee director will not be renominated if he or she has served 15 years as a member of the board of directors. The Nominating and Corporate Governance

Committee reserves the right to renominate any director regardless of the length of his or her service if, in the judgment of the Nominating and Corporate Governance Committee, such renomination is in our company’s and our stockholders’ best interests.

The information contained in this proxy statement with respect to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter and the independence of the non-management members of the board of directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.

Retirement Plan Committee. The Retirement Plan Committee oversees our company’s retirement plans, including reviewing the investment strategies and asset performance of the plans, compliance with the plans and the overall quality of the asset managers, plan administrators and communications with employees.

Director Stock Ownership Guidelines

Each non-management director is expected to own shares of our common stock having a minimum value of five (5) times the cash portion of the annual non-management director retainer (which currently equates to $475,000) by the later of February 15, 2017 and five years after joining the Board. Stock unit grants are counted for purposes of fulfilling this guideline.

Executive Sessions of the Board of Directors

Our independent directors have regularly scheduled executive sessions in which they meet outside the presence of management. Howard L. Schrott has been elected as the Lead Director by our independent directors. Mr. Schrott presides at executive sessions of the board.

Communications with the Board of Directors

Any stockholder or interested party who wishes to communicate with the board of directors or any specific director, including the Lead Director, any non-management director, the non-management directors as a group, any independent director or the independent directors as a group, may do so by writing to such director or directors at: Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. This communication will be forwarded to the director or directors to whom it is addressed. This information regarding contacting the board of directors is also posted on the Investor Relations page of our website, www.frontier.com.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (the “Code of Conduct”) to which all employees, executive officers and directors, which for purposes of the Code of Conduct we collectively refer to as “employees,” are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity. Employees are required to report any conduct that they believe, in good faith, is an actual or apparent violation of the Code of Conduct and may do so anonymously by using our Ethics Hotline. Specific provisions applicable to our principal executive officer and senior financial officers are in the Specific Code of Business Conduct and Ethics Provisions for Certain Officers (the “Executive Code”). We disclose on our website any amendment to, or waiver of, any provision of our Code of Conduct or Executive Code that is required to be disclosed pursuant to securities laws. Copies of the Code of Conduct and the Executive Code are available upon request to our Secretary, or may be viewed or downloaded from the Investor Relations page of our website, www.frontier.com.

Related Person Transactions Policy

The board of directors adopted a policy addressing our procedures with respect to the review, approval and ratification of “related person transactions” that are required to be disclosed pursuant to SEC regulations. The policy provides that any transaction, arrangement or relationship, or series of similar transactions, in which we are involved, with a “related person” (as defined in the SEC regulations) who has or will have a direct or indirect material interest and which exceeds $120,000 in the aggregate shall be subject to review, approval or ratification by the Nominating and Corporate Governance Committee. In its review of related person transactions, the Nominating and Corporate Governance Committee shall review the material facts and circumstances of the transaction and shall take into account certain factors, where appropriate, based on the particular facts and circumstances, including (i) the nature of the “related person’s” interest in the transaction, (ii) the significance of the transaction to us and to the “related person” and (iii) whether the transaction is likely to impair the judgment of the “related person” to act in the best interest of our company.

No member of the Nominating and Corporate Governance Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a “related person” provided that such person can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee or the board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides information regarding the 2014 compensation program in place for Mary Agnes Wilderotter, our Chairman and Chief Executive Officer during 2014 (our “CEO”), our Chief Financial Officer (our “CFO”) and our three most highly-compensated executive officers other than our CEO and CFO. These individuals, referred to as the “named executive officers” or “NEOs,” are:

Name	Title
Mary Agnes Wilderotter	Executive Chairman and former Chairman of the Board of Directors and Chief Executive Officer
Daniel J. McCarthy	President and Chief Executive Officer and former President and Chief Operating Officer
John M. Jureller	Executive Vice President and Chief Financial Officer
Lois Hedg-peth	Executive Vice President, Strategy
Cecilia K. McKenney	Executive Vice President, Frontier Secure and Administration

On April 3, 2015, Mrs. Wilderotter stepped down as Chief Executive Officer and Mr. McCarthy assumed that role. All references to “CEO” in the following Compensation Discussion and Analysis section refer to Mrs. Wilderotter for 2014.

This section includes information regarding our executive compensation philosophy, the overall objectives of our compensation program and each component of compensation that we provide. It also describes the material factors the Compensation Committee considered in determining the compensation for the named executive officers in 2014.

The Company’s executive compensation philosophy is firmly based on aligning the goals and interests of its executives to those of our stockholders by awarding compensation based on company performance. We regularly review our executive compensation plans for continued alignment with our business strategy, and human resource objectives, as well as best practices. These best practices are summarized below as “what we do” and “what we don’t do:”

What We Do

•	Employ a pay-for-performance executive compensation program whereby over 80% of executive compensation is at risk and contingent upon performance against specified company and individual goals.

•	Pay a majority of compensation in the form of long-term incentive awards and tie compensation payout levels to our stock performance.

•	Use leverage multipliers to reward above-target performance and reduce payouts for below-target performance.

•	Require our executives to own Frontier stock equal to a multiple of base salary and retain 50% of after-tax shares earned from the long-term incentive program until the guideline is met.

•	Use double-trigger change-in-control arrangements.

•	Hold an annual vote on our executive compensation program.

•	Have a recoupment, or “clawback,” policy to recover compensation from executives in the case of misconduct that results in a restatement of our financial statements.

•	Engage an independent compensation consultant to provide advice to our Compensation Committee.

What We Don’t Do

•	Permit our executives to hedge or pledge Company stock owned by them.

•	Reward our executives with excessive perquisites or tenure-based benefits, such as pension plans and retiree medical benefits.

•	Pay dividends on unearned performance shares.

•	Make tax gross-up payments.

•	Guarantee minimum cash or equity awards.

In 2014, Company performance and compensation-related highlights were as follows:

•

We delivered a total shareholder return of 53.7% as of 2014 year-end and our stock price appreciated 43.4% in 2014. We returned approximately $400 million to our stockholders in 2014 through dividends of $0.40 per share while continuing to invest over $548 million in expanding and upgrading our network and product offerings. Commencing with the first quarter of 2015, the Board of Directors increased the quarterly dividend by 5%.

•

On October 24, 2014, the Company completed its $2 billion acquisition of AT&T Inc.’s wireline business, statewide fiber network and U-verse operations in Connecticut. As a result of the transaction, the Company grew by over 20%, using various financial metrics. The all-cash transaction means Frontier shareholders received the benefit of increased diversification of assets and operations without any dilution in ownership.

•

On March 3, 2015, we announced that Daniel J. McCarthy, our President and Chief Operating Officer, was appointed President and Chief Executive Officer, effective April 3, 2015. In connection with Mr. McCarthy’s appointment, the Company’s current Chairman and Chief Executive Officer, Maggie Wilderotter, became the Company’s Executive Chairman. See “Corporate Governance—Chief Executive Officer Succession” elsewhere in this proxy statement and “Post-Employment Compensation—Termination of Employment and Change-in-Control Arrangements” below.

•

In 2014, we added over 108,000 net broadband customers and grew residential broadband market share in approximately 80% of our markets. The increase in broadband subscribers contributed to our improved revenue performance.

•

Notwithstanding intense competition, we continued to deliver solid operating performance, both on an absolute and a relative basis. We use revenue; earnings before interest, taxes, depreciation and amortization, excluding severance, integration costs and certain non-cash items (“EBITDA”); operating cash flow; and capital expenditures as the financial metrics to measure the performance of our executives. For 2014, revenue was $4,557 million, EBITDA was $1,988 million, operating cash flow was $1,441 million and capital expenditures was $548 million. Our performance against revenue, EBITDA, operating cash flow and capital expenditures was 95.4%, 89.6%, 89.0% and 108.7%, respectively, of the targets, or 95.7% of the targets on average, established by the board of directors in February 2014. See “Components of the Executive Compensation Program—Cash Compensation—Annual Bonus” and “—Equity Compensation” below.

•

The performance against the Company’s financial and non-financial goals resulted in a 92% payout under the annual bonus plan (subject to individual performance). The first payout under the long-term incentive plan, based on the Company’s average operating cash flow performance of 92.5% and our total shareholder return at the 68th percentile relative to an industry group for the three-year measurement period of 2012-2014, was 109.3% of target.

•

Consistent with our compensation philosophy, 91% of our CEO’s 2014 compensation was at risk and contingent upon performance against specified company and individual goals, and of that amount, 84% was in the form of equity. For the other named executive officers as a group, 85% of their total compensation was at risk, and of that amount, 82% was paid in equity. See “Compensation Mix” below.

•

For 2014, we granted approximately 25% of equity awards to our senior officers in the form of performance shares under the Frontier Long-Term Incentive Plan (“LTIP”). Commencing in 2015, approximately 33% of equity awards to such officers will be in the form of performance shares under the LTIP. This reinforces the alignment of stockholder and executive interests by linking compensation to the achievement of operating cash flow targets over a three-year time horizon and our Total Shareholder Return over that period relative to an industry group.

•

Effective December 2014, we expanded our recoupment, or “clawback” policy, which now requires any executive officer, including a named executive officer, to reimburse or forfeit any incentive compensation awarded to or received by him or her if we are required to restate our financial statements due to material noncompliance with any financial reporting requirement that was contributed to by the fraud or intentional misconduct of the executive. See “Components of the Executive Compensation Program—Clawback Policies” below.

On February 5, 2015, the Company announced that it entered into an agreement with Verizon Communications Inc. (Verizon) to acquire Verizon’s wireline operations that provide services to residential, commercial and wholesale customers in California, Texas and Florida for a purchase price of $10.54 billion in cash (the Verizon Transaction). As of the date of the announcement, these Verizon properties included 3.7 million voice connections, 2.2 million broadband connections, and 1.2 million FiOS video connections. The network being acquired is the product of substantial capital investments made by Verizon and is 54% FiOS enabled. Subject to regulatory approval, the transaction is expected to close in the first half of 2016.

In order to enhance transparency regarding executive compensation actually received by each of our named executive officers, we have included again this year a Realized Pay table to supplement the information provided in the Summary Compensation Table. See “2014 Realized Pay” below.

Executive Compensation Philosophy

The Company’s executive compensation philosophy is designed to achieve a number of objectives:

Establish clear alignment between the interests of our executives and those of our stockholders. Our executive compensation program is designed to align the interests of our executives with those of our stockholders by rewarding performance measured by certain key financial metrics, including revenue; EBITDA; operating cash flow (EBITDA less capital expenditures for business operations); and capital expenditures, and specific operating goals. For annual awards, these metrics and goals are derived from the Company’s annual business plan and are discussed in more detail below.

Additionally, we align our executives’ interests with our stockholders’ interests through the use of equity awards, rather than cash, as a significant component of annual compensation. Restricted stock awards and performance share awards under the LTIP, which takes into account our Total Shareholder Return relative to a group of integrated telecommunications services companies over a three-year period, encourage our executives to focus on decisions that emphasize long-term returns for our stockholders. We also maintain minimum stock ownership guidelines for our CEO and her direct reports who are members of our Senior Leadership Team and prohibit our executives from hedging or pledging Company stock owned by them.

Reinforce our performance culture. Given the intensely competitive environment in the communications services industry, we believe that it is important that we have a culture that rewards performance with respect to critical strategic, financial and operational goals. Our executive compensation program is designed to reward superior performance over both the short- and long-term. We accomplish this goal by making a majority of our named executive officers’ compensation at risk, i.e., contingent upon achievement of specified company and individual performance goals, and by not having any executive employment arrangements with guaranteed minimum provisions, other than base salary. See “Compensation Mix” below. The following components of executive compensation are at risk:

•	Annual cash bonuses are paid based upon achievement of specified company-level financial and non-financial targets and individual performance.

•

Restricted stock is awarded annually to executives based on achievement of specified Company-level financial targets and individual performance. Failure to attain threshold performance goals results in forfeiture of the award opportunity. Once earned based on performance, the ultimate value derived from the restricted stock award itself is tied to both changes in Frontier stock price as well as dividends paid during the multi-year vesting period. This design links the value of the awards to the Company’s long-term performance, as well as continued service, further reinforcing our performance culture and supporting our executive retention objective.

•

The LTIP is designed to promote long-term performance by rewarding the achievement of specified annual operating cash flow goals during three-year performance periods, which we refer to as Measurement Periods. LTIP awards are denominated and payable in shares of the Company’s common stock at the end of the applicable performance period based on achievement of annual operating cash flow targets and specified relative levels of Total Shareholder Return measured over a three-year period. Failure to attain threshold operating cash flow goals over a three-year performance period will result in forfeiture of the corresponding LTIP award.

The Company reinforces its performance culture by not offering entitlement-based benefits and perquisites. Our executives are eligible to participate in a comprehensive healthcare benefit plan, although we require them to pay a higher percentage of the costs than other employees. The only retirement benefit the Company offers to executives is a 401(k) match, which is available on the same basis to all non-union, full-time employees who participate in the Company’s 401(k) plan. The Company does not offer any active pension benefits or post-retirement medical benefits to executive officers because we do not believe in rewarding our executives with tenure-based benefits.

Hire and retain talented executives. The quality of the individuals we employ at all levels of the organization is an important driver of our performance as a company, both in the short-term and in the long-term. We employ “utility players” or “athletes”—executives with an interdisciplinary set of skills who can fill many roles and whose responsibilities often extend beyond the traditional scope indicated by their titles. Accordingly, it is critical for us to be able to hire and retain the best executive talent in the marketplace and one of the important tools to do so is to pay competitive total compensation.

In order for us to hire and retain high performing executives with the skills critical to the long-term success of our Company, we have implemented a compensation program that is competitive in comparison to comparable companies based on size, overall complexity and the nature of our business. We differentiate compensation opportunities among our named executive officers to reflect a variety of factors, including market compensation rates as well as the individual executive’s experience in the position, skill set, importance to the Company, sustained performance over time, readiness for promotion to a higher level and role in the overall succession planning process. We have also established multi-year vesting schedules for restricted stock and LTIP awards that are designed to help us retain valuable executives notwithstanding the competition for talent.

Ensure company goals are fully aligned throughout the organization. Each year, we establish goals in three broad categories that we refer to as the “3Ps” (People, Product and Profit) to achieve the Company’s business plan for the year. These goals reflect the performance objectives that we have established for the relevant year for all employees, including the named executive officers. In the fourth quarter of 2013, our CEO and top Company leaders developed the Company’s business plan for 2014, which was adopted by the board of directors. The 3Ps for 2014, which were reviewed by the Compensation Committee and adopted by our board of directors, were derived from the 2014 business plan. Following their approval, the 3P goals were communicated to all employees in the first quarter of 2014. The named executive officers are accountable for leading the Company to achieve the 3P goals each year and are rewarded based on achieving specified 3P goals that are the core priorities for our business.

Compensation Program Design

To achieve the objectives described above, we offer a straightforward executive compensation program that rewards our executives for both annual and long-term performance. For 2014, four primary components of compensation were available to our executives: base salary, an annual cash bonus opportunity, annual restricted stock awards and performance share awards under the LTIP. Of these components, only base salary represents fixed compensation. Each of the other components is variable based on the performance of both the Company and the individual executive, measured against specific pre-established goals and targets. In addition, transaction bonuses were awarded to the Senior Leadership Team in February 2015 in connection with the AT&T transaction, as more fully described below under “February 2015 Named Executive Officer Compensation Actions.”

The Compensation Committee considers many factors in determining the amount of total compensation and the individual components of that compensation for each named executive officer, including the executive’s experience level, value to the organization, scope of responsibility and company and individual performance. Since the market for talented executives is highly competitive, the Compensation Committee also considers the compensation that is paid to executives in comparable companies with whom we compete for talent, which we refer to as our “peer group.” The Compensation Committee also considers general industry survey data for comparably-sized companies. For more information about our peer group and the survey data, see “Market and Peer Group Reviews” below. This information provides valuable comparative insights and is among many factors considered by the Compensation Committee in setting executive compensation. In general, it is our aim to offer total compensation (excluding the special one-time transaction bonuses) to our executives that would place them, on average, in the median range relative to market practice. Under this approach, newly promoted executives and those new to their role may be below the median to reflect their limited experience and evolving skill set. Executives with significant experience and, therefore, above-market skills, or those executives who have sustained high performance and are most critical to the Company’s long-term success, may be above the median. We believe that this strategy enables us to successfully hire, motivate and retain talented executives while simultaneously ensuring a reasonable overall compensation cost structure relative to our peers.

In making its compensation decisions, the Compensation Committee reviews tally sheets setting forth all components of compensation paid to the named executive officers for the past five years, along with targeted compensation for those years, including base salary, bonus, grant date values of restricted stock awards and LTIP awards and the value of dividends paid on unvested restricted shares. These tally sheets also show the executives’ holdings of unvested restricted stock and performance shares from prior years’ awards and the current value of those shares. The Compensation Committee uses these tally sheets to (i) review the total annual compensation of the named executive officers over the past five years, (ii) assess the executive officers’ compensation against their individual and company performance over that period and (iii) assure that the Committee has a comprehensive view of our compensation programs.

Impact of 2014 Say-on-Pay Vote

The Compensation Committee considers the results of the annual stockholder vote on our executive compensation program, in addition to other input from our stockholders, when evaluating and determining compensation policies and the compensation for the CEO and the other named executive officers. The 2014 stockholder vote affirmed the Compensation Committee’s decisions for 2013, with a 92.8% stockholder approval of our executive compensation program. In light of this strong stockholder support, up seven percentage points from the prior year, the Compensation Committee concluded that no significant revisions were necessary to the Company’s executive compensation program, although the Compensation Committee did implement refinements to the program. Consistent with best practice, the Compensation Committee determined to increase the amount of performance shares as a percentage of total equity for 2015, thereby further aligning executive and stockholder interests.

Roles and Responsibilities

The Compensation Committee of the board of directors is responsible for approving and overseeing our executive compensation philosophy and compensation programs, as well as determining and approving the compensation for our CEO and other senior executives. At the beginning of each year, the Compensation Committee reviews and approves the 3Ps that apply to the senior executives, as well as individual performance goals for the named executive officers, and approves the target levels for each of the compensation components that apply to the named executive officers for the upcoming year. Each year, at its February meeting, the Compensation Committee assesses our CEO’s performance for the year just ended to determine the appropriate award for each component of her total compensation. The Compensation Committee then reviews its recommendations for our CEO with the other non-management directors and considers any additional input from them before finalizing its decision.

Our CEO annually reviews the performance of the other senior executives for the year just ended, including the named executive officers, and presents to the Compensation Committee her performance assessments and compensation recommendations, including the award for each component of the executive’s total compensation. Mrs. Wilderotter’s review consists of an assessment of the executive’s performance against company-level and individual goals and targets. The Compensation Committee then follows a review process with respect to these executives similar to that undertaken for Mrs. Wilderotter. After review and any adjustments, as appropriate, the Compensation Committee approves the compensation decisions for these executives.

The Compensation Committee has the sole authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors to assist it in carrying out its responsibilities and who are accountable to the Committee. The Compensation Committee retains an independent executive compensation consultant to assist in the development of compensation programs, evaluation of compensation practices and the determination of compensation awards. The role of the compensation consultant is to provide objective third-party data, advice and expertise in executive compensation matters. The decisions made by the Compensation Committee are the responsibility of the Compensation Committee and reflect factors and considerations in addition to the information and recommendations provided by the compensation consultant and outside counsel.

In December 2014, the Compensation Committee re-engaged Frederic W. Cook & Co., Inc. (“Cook”) as its independent executive compensation consultant for 2015. Cook has been engaged by the Compensation Committee as its independent executive compensation consultant since 2010. In 2014, Cook provided to the Compensation Committee advice and insights on compensation matters, including with respect to the peer group, benchmarking of compensation levels, director compensation, compensation-related succession matters and Mrs. Wilderotter’s employment agreement, and reviewed this Compensation Discussion and Analysis. Cook provides no other services to the Company. Pursuant to SEC rules, the Compensation Committee is required to consider any conflicts of interest raised by the work of the Compensation Committee’s compensation consultants. After considering the relevant factors, the Compensation Committee determined that no conflicts of interest were raised by the work of Cook. The Company and the Compensation Committee have instituted policies to avoid conflicts of interest raised by the work of the Compensation Committee’s compensation consultant.

The Compensation Committee reviews on a periodic basis the Company’s management compensation programs, including any management incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purpose(s), and recommends to the board any modifications or new plans or programs.

Compensation Mix

Consistent with our philosophy of having a majority of the named executive officers’ compensation at risk and contingent upon specified company and individual performance goals, the following charts show the proportion of each of the principal compensation components to total compensation for the CEO and for the other named executive officers as a group for 2014. For Mrs. Wilderotter, 91% of her 2014 total compensation was at risk, and 85% was at risk for the other named executive officers as a group. The percentage of total compensation at risk is greater for the CEO than for the other named executive officers because the CEO has ultimate responsibility for the Company’s performance.

Therefore, to ensure alignment with stockholders’ interests, a larger portion of the CEO’s total compensation is variable, or at risk.

CEO 2014 Compensation Mix		Other NEOs* as a Group 2014 Compensation Mix

Fixed Compensation	At Risk Compensation	Fixed Compensation	At Risk Compensation
9%	91%	15%	85%
		* The named executive officers other than the CEO and Ms. Hedg-peth, who resigned in January 2015

2014 Realized Pay

The table below supplements the Summary Compensation Table that appears later in this proxy statement. The Realized Pay Table shows the compensation actually received by each current named executive officer in 2014, 2013 and 2012. Realized pay for a named executive officer for any given year may be greater or less than the compensation reported in the Summary Compensation Table for that year depending on fluctuations in stock prices on the grant and vesting dates, differences in equity grant values from year to year and SEC reporting requirements, as described below.

The primary difference between the Realized Pay Table and the Summary Compensation Table is the method used to value restricted stock awards and performance shares under the LTIP. SEC rules require that the grant date fair value of all restricted stock awards and performance share awards under the LTIP be reported in the Summary Compensation Table for the year in which they were granted. As a result, a significant portion of the total compensation amounts reported in the Summary Compensation Table relates to restricted stock awards and performance shares that have not vested or been earned, for which the value is therefore uncertain and which may end up having no value at all. In contrast, the table below includes only restricted stock and performance shares that vested or were earned during the applicable year and shows the value of those awards as of the applicable vesting date. There is no assurance that the named executive officers will actually realize the value attributed to these awards even in this Realized Pay Table, since the ultimate value of the restricted stock and performance shares will depend on when the vested and earned shares are sold by the officers and the price of the Company’s common stock at that time. Our executives are subject to periodic stock sale restrictions and our stock ownership guidelines, which also limit their ability to sell Company stock received as compensation. Realized pay increased for 2014 over 2013 primarily as a result of the increase in our stock price and the first payout under the LTIP (for the 2012-2014 Measurement Period).

2014 Realized Pay Table

Name	Year	Salary	Annual Cash Incentive Bonus (1)	Restricted Stock Awards Vested (2)	Performance Shares Earned (3)	All Other Compensation (4)	Total
Mary Agnes Wilderotter	2014	$1,110,417	$1,672,646	$3,362,685	$1,729,618	$1,813	$7,877,179
	2013	$1,020,833	$1,537,116	$2,543,679	—	$44,972	$5,146,600
	2012	$1,000,000	$1,241,460	$2,203,770	—	$2,685	$4,447,915
Daniel J. McCarthy	2014	$658,333	$667,575	$989,196	$648,624	$9,055	$2,972,783
	2013	$566,667	$574,856	$602,734	—	$8,955	$1,753,212
	2012	$503,125	$482,790	$376,479	—	$9,197	$1,371,591
John M. Jureller (5)	2014	$531,250	$506,863	$249,500	—	$8,855	$1,296,468
	2013	$492,424	$485,925	—	—	$8,829	$987,178
Lois Hedg-peth (6)	2014	$520,000	$480,700	$572,041	$391,956	$9,240	$1,973,937
	2013	$506,250	$480,235	$100,500	—	$9,251	$1,096,236
Cecilia K. McKenney	2014	$370,833	$370,875	$549,621	$324,322	$8,855	$1,624,506
	2013	$345,834	$349,913	$394,986	—	$8,855	$1,099,588
	2012	$325,000	$298,870	$304,128	—	$8,819	$936,817

(1)	Amounts shown in this column equal the amounts reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Amounts shown in this column represent the aggregate value of all restricted stock that vested during the applicable year. The value of restricted stock realized upon vesting is based on the closing price of the shares on the vesting dates. For Ms. Hedg-peth, includes a grant of 50,000 shares of common stock in connection with her offer of employment in 2012. The grant was contingent on Ms. Hedg-peth remaining with the Company for two years and maintaining a satisfactory performance rating. Upon Ms. Hedg-peth’s second anniversary with the Company in July 2014, she received the shares.

(3)

Amounts in this column represent the value of performance shares earned for the 2012-2014 Measurement Period, the first payout under the LTIP, based on the closing price on December 31, 2014, the last day of the Measurement Period.

(4)	Amounts shown in this column equal the amounts reported in the “All Other Compensation” column of the Summary Compensation Table.

(5)	Mr. Jureller joined the Company in January 2013.

(6)	Information for Ms. Hedg-peth is not provided for 2012 because she was not a named executive officer for 2012.

Components of the Executive Compensation Program

The following describes the components that comprise our executive compensation program and post-employment compensation, the rationale for each component and how awards were determined for 2014.

Cash Compensation

Base Salary. Base salary levels for our executives, on average, are set at approximately the median for comparable executives within our peer group. We believe a salary scale set at this level, when considered together with the other components of compensation, is sufficient to attract and retain talented executives. We conduct an annual merit review of our executives, generally held in February of each year, where each executive’s performance for the year just ended is reviewed against his or her individual and company goals. The overall budget for merit increases is set by management using an average of the merit increase percentages in national compensation surveys in each year and consideration of the Company’s performance. Executives are eligible for increases to their base salary based on individual performance.

An executive may also receive an increase in base salary when promoted, if the executive is given increased responsibility or if the executive’s base salary is determined to be below the median of our peer group. The Compensation Committee determines all changes to the base salary of Mrs. Wilderotter. Changes to the base salary for our other named executive officers are determined by the Compensation Committee, taking into account the recommendations of Mrs. Wilderotter. Base salary is targeted to represent between 15 and 20 percent of total compensation for 2014 for the CEO and between 20 and 30 percent of each other named executive officer (for this purpose, total compensation consists of base salary, the annual cash bonus target and the target value of restricted stock awards and performance share awards). This is consistent with our philosophy of having a majority of the named executive officer’s compensation at risk and contingent upon specified company and individual performance goals.

Annual Bonus. The named executive officers participate in the Frontier Bonus Plan, which our stockholders approved at our 2013 Annual Meeting of Stockholders. This is the same bonus plan in which all eligible non-union employees participate. This component of executive compensation is designed to incent and reward our executives for achieving pre-established and measurable annual performance goals. Target bonuses are established at the beginning of each year and are set as a percentage of the named executive officer’s base salary. The target bonus for each named executive officer, other than Mrs. Wilderotter, is 100% of the officer’s base salary. Under the terms of her employment agreement, Mrs. Wilderotter’s target bonus is 150% of her base salary. The terms of Mrs. Wilderotter’s employment agreement are described below under “Executive Compensation—Employment Arrangements; Potential Payments upon Termination or Change-in-Control.” The annual cash bonus is targeted to represent between 15 and 20 percent of total compensation for 2014 for the CEO and between 20 and 30 percent for each other named executive officer.

The performance goals for the Frontier Bonus Plan are based on our 3P goals (which, as previously stated, are our company-wide People, Product and Profit goals) and also include individual goals for each executive, which are consistent with our overall 3P goals. The performance goals are “stretch” goals that are designed to incent our executives to drive high performance and achieve the Company’s strategic, operational and financial objectives. As a result, we believe the goals will be difficult to achieve but are attainable with significant effort and skilled execution of the business plan. In the last three years, the Company has performed at varying levels of the established 3P goals, but in each year the bonus pool has been less than 100% of the target.

Bonuses may be paid upon partial or full achievement of company and individual goals. For 2014, the goals and corresponding weightings used in determining bonus payouts for the named executive officers are shown in the following table and narrative. The weightings used reflect the relative importance of the goals to the overall success of the Company. We refer to the first three goals shown in the table below, namely achievement of financial targets, achievement of broadband market share and achievement of key 3P deliverables, as the “weighted 3Ps.”

2014 Bonus Goals	Weighting to Set Bonus Pool	Payout Weighting
(1) Achievement of financial targets	50%	37%
— Revenue, EBITDA, Operating Cash Flow, Capital Expenditures (equally weighted)
(2) Deliver broadband market share	25%	19%
(3) Achievement of key 3P deliverables	25%	19%
— Customer process improvements (20%)
— Performance reviews (10%)
— Revenue assurance/Product migration rationalization (20%)
— Net residential and commercial customers (25%)
— Connecticut acquisition close and integration (25%)
(4) Leadership and individual performance	—	25%

	100%	100%

We use the above financial goals to measure executive performance because management uses them to assess the overall financial health of the Company, assist in analyzing the Company’s underlying financial performance, to evaluate the financial performance of our business units, to analyze and evaluate strategic and operational decisions and to assist management in understanding the Company’s ability to generate cash flow. We include the achievement of a capital expenditure goal because capital expense management is critical to our network performance and our ability to compete for broadband market share and also to achieving our cash flow goals to sustain our dividend. We include the achievement of broadband market share because of the importance of this objective to the Company. We use the achievement of the key 3P deliverables in order to more closely align the executive’s performance with the Company’s objectives. The key 3P deliverables consist of targets for customer process improvements, revenue assurance/product migration rationalization, and achieving specific numbers of residential and commercial customers, as well as the execution of the performance management review process. For 2014, we included the closing and integration of the Connecticut acquisition because of the magnitude and importance of the acquisition to the Company. All of these goals were identified by the Compensation Committee as critical to the success of the Company. In addition, 25% of the executive’s bonus is based on the assessment of the executive’s leadership and performance against individual goals that are tailored to the specific executive based on the executive’s role and responsibilities and are directly linked to the overall company 3P goals.

The bonus pool for 2014 was determined based on the Company’s performance on the weighted 3Ps. The bonus pool (and the maximum individual allocations established under the plan) represents the maximum amount of bonus awards that the Compensation Committee may approve under the Frontier Bonus Plan as “qualified performance-based compensation” for tax purposes pursuant to Section 162(m), but is not a guarantee of payment to any individual.

The bonus payout can be from 0%, for below-threshold performance, to up to 130%, for outstanding performance, of each executive’s target bonus opportunity. The Compensation Committee set a minimum performance threshold corresponding to 90%, on average, of the revenue, EBITDA, operating cash flow and capital expenditure goals, and a maximum performance threshold of 110%, on average, of such goals. We employ a 3 to 1 leverage factor for results between the threshold 90% and the maximum 110%, meaning that for each 1% that performance is above or below target, the bonus payout increases or decreases by three percentage points. The remainder of the bonus opportunity (25%) is based on the assessment of the executive’s leadership and performance against the executive’s individual goals, subject to the same payout factor used for the weighted 3P payout.

The Compensation Committee may use discretion to decrease, but not increase, the actual bonus payout for Mrs. Wilderotter (subject to the same 0-130% range), which is known as “negative discretion.” Bonus payouts for the other named executive officers are determined by the Compensation Committee, taking into account the recommendations of Mrs. Wilderotter, and any negative discretion.

In determining bonus payouts for the named executive officers for 2014, the Company’s performance against the financial targets was as follows (dollars in millions) (Connecticut results not included in targets or actual):

2014 Financial Targets	Threshold	Target	Maximum	Actual	Performance Against Goal
Revenue	$4,535	$4,774	$5,012	$4,557	95.4%
EBITDA (1)	$1,954	$2,219	$2,516	$1,988	89.6%
Operating cash flow (2)	$1,324	$1,619	$1,931	$1,441	89.0%
Capital expenditures	$630	$600	$585	$548	108.7%

(1)	Defined as earnings before interest, taxes, depreciation and amortization, excluding severance, integration costs and certain non-cash items.

(2)	Defined as EBITDA less capital expenditures for business operations.

For the broadband market share objective and key 3P deliverables, the Company’s performance against the quantifiable goals was measured as a percentage of achievement versus the targets for those goals. The Compensation Committee measured the performance against the goal to deliver broadband market share at 63.5% of target. This was based on 108,397 net total residential and business broadband adds achieved versus the target of 170,770 net total residential and business broadband adds.

The Compensation Committee assessed the performance of the key 3P deliverables based on the performance against each goal as shown in the table below. The goal for customer process improvements was assessed to be at 125% based on the Company’s performance against eight specific initiatives, including deployment of a new chat platform, improvements to the frontier.com portal to enhance customer self-service, launching of technologies to enhance broadband technical support, doubling the frequency of IT upgrades to core systems and improvements to data center performance, security and disaster recovery plans. The performance reviews as executed and tracked were assessed to be at 115% based on over 3,000 new hires, increased employee diversity, new military hires and the execution of on-time performance reviews. The revenue assurance/product migration rationalization goal was calculated to be at 280% (although capped at 200% pursuant to the terms of the Frontier Bonus Plan) based on the revenue performance against specific initiatives, each of which had revenue growth goals. These goals included implementing increased controls for billing credits, product pricing actions, new product revenues and migration of customers from old bundles to new ones. The total growth target was $37.1 million versus a performance of $104.0 million. The Compensation Committee measured the net residential and commercial customer goals based on the performance of the Company’s customer acquisitions versus deactivations. The Connecticut acquisition close and integration goal was assessed at 133% based on the successful financing at more favorable rates than expected, the lower negative carrying costs associated with the financing, the positive labor relations agreement with the local CWA in Connecticut, the timely achievement of necessary regulatory approvals and the on-time closing and systems cut-over.

The performance against the weighted 3P goals was as follows:

Weighted 3P Goals	2014 Performance
Financial Targets (50%) (equally weighted)
Revenue	95.4%
EBITDA	89.6%
Operating Cash Flow	89.0%
Capital Expenditures	108.7%
Performance	95.7%
Deliver Broadband Market Share (25%)	63.5%
Key 3P Deliverables (25%)
Customer process improvements (20%)	125.0%
Performance reviews (10%)	115.0%
Revenue assurance/Product migration rationalization (20%)	200.0	%(1)
Net residential and commercial customers (25%)	96.9%
Connecticut acquisition close and integration (25%)	133.0%
Performance	134.0%
Total Weighted 3P Performance (100%)	97.2%
Total Weighted 3P Payout with Leverage	92.0%

(1)	Actual result against target was 280%, but capped at 200% in accordance with the terms of the Frontier Bonus Plan.

Applying the leverage factor to the 97.2% total weighted 3P performance, the total weighted 3P payout was 92.0%.

After the determination of the amount an executive has earned pursuant to the weighted 3Ps, the executive’s individual performance is then assessed, which accounts for 25% of the executive’s total bonus opportunity. For each named executive officer (other than Mrs. Wilderotter), the Compensation Committee takes into account a performance evaluation provided by Mrs. Wilderotter against the executive’s individual goals, including a qualitative assessment of the executive’s contributions and effectiveness on an individual basis and as a leader in the organization. For Mrs. Wilderotter, the Compensation Committee performs a similar assessment. The amount of the bonus payout for each named executive officer was determined using the executive’s base salary as of December 31, 2014. The payouts for these individual goals, subject to the same payout factor used for the weighted 3P payout, and total bonus payouts (i.e., the sum of the total weighted 3P payout and individual goal payout), as a percentage of the executives’ targets were as follows:

Name	Individual Goal Payout x Payout Factor	Total Bonus Payout
Mary Agnes Wilderotter	29.9%	98.9%
Daniel J. McCarthy	29.9%	98.9%
John M. Jureller	25.3%	94.3%
Lois Hedg-peth	23.0%	92.0%
Cecilia K. McKenney	29.9%	98.9%

For 2015, the goals and corresponding weightings to be used in determining bonus payouts for the named executive officers are shown in the following table and narrative.

2015 Bonus Goals	Weighting to Set Bonus Pool	Payout Weighting
(1) Achievement of financial targets	60%	36%
— Revenue, EBITDA, Operating Cash Flow, Capital Expenditures (equally weighted)
(2) Achieve broadband and market share targets	20%	12%
(3) Achievement of key 3P deliverables	20%	12%
— Process/Network improvements (20%)
— Verizon Transaction Financing/Approvals/Integration deliverables (25%)
— Product migration/Revenue assurance (20%)
— Performance reviews/Talent Management (10%)
— New residential/business customers (25%)
(4) Leadership and individual performance	—	40%

	100%	100%

The bonus pool for 2015 for the Senior Leadership Team will be established based on the Company’s performance on the first three categories shown in the table above, namely achievement of financial targets, achievement of broadband market share and achievement of key 3P deliverables, using the weightings shown. Under the bonus plan for 2015, the bonus payout can be from 0%, for below threshold performance, to 156%, for outstanding performance, of each executive’s target bonus opportunity.

Equity Compensation

Equity compensation consists of a combination of restricted stock and performance share awards under the LTIP. The value of equity awards is targeted to represent between 60 and 70 percent of total compensation for 2014 for the CEO and between 45 and 60 percent for each other named executive officer, which is consistent with our philosophy of having a majority of the named executive officer’s compensation at risk and contingent upon specified company and individual performance goals. With the introduction of LTIP awards in 2012, we reduced restricted stock award targets to maintain the targeted compensation level and mix. From 2012 to 2014, restricted stock awards and LTIP awards comprised approximately 75% and 25%, respectively, of total annual target equity compensation value, except in certain cases where an executive’s total compensation is below the median or as otherwise approved by the Compensation Committee. Starting in 2015, the LTIP component will be increased to approximately 33% of total annual target equity compensation value.

The Compensation Committee sets a target dollar range for total equity awards for each named executive officer based on the target percentile ranges discussed above and the factors described under “Compensation Program Design.” The ranges, however, do not imply a minimum guaranteed level of equity awarded. In February 2014, the Compensation Committee set the following target dollar ranges for total equity awards for 2014 performance for each named executive officer, of which approximately 75% will be in the form of restricted stock awards and 25% will be in the form of LTIP awards:

Name	2014 Target Range for Equity Awards
($)
Mary Agnes Wilderotter	$4,500,000–$7,500,000
Daniel J. McCarthy	$2,000,000–$4,000,000
John M. Jureller	$1,500,000–$2,500,000
Lois Hedg-peth	$750,000–$1,250,000
Cecilia K. McKenney	$1,000,000–$1,500,000

Restricted Stock Awards. We use restricted stock awards to achieve three primary objectives:

•	Incent and reward the executives for annual company performance;

•	Enable us to hire and retain talented executives; and

•	Align the interests of our executives with those of our stockholders through long-term executive ownership of common stock.

Restricted stock awards are granted each year to the Senior Leadership Team, including the CEO and the other named executive officers, and Regional Presidents, Senior Vice Presidents, Vice Presidents and approximately 35% of Regional Vice Presidents, Assistant Vice Presidents, Directors and General Managers based on performance. In 2014, annual restricted stock awards were granted to 165 employees, or 0.9% of our total workforce.

The restricted stock plan has a minimum financial performance threshold in order for any restricted stock grants to be awarded. The Compensation Committee set a minimum average performance threshold of 90% for the four financial targets included in the weighted 3Ps, namely, revenue, EBITDA, operating cash flow and capital expenditures. This ensures that the Company only rewards executives for performance standards that warrant equity awards. The actual dollar value of restricted stock that is awarded is based on 75% of the midpoint of each executive’s range for total equity awards (the other 25% being for LTIP awards) and the Company’s performance against the weighted 3Ps, as adjusted for individual performance. The restricted stock awards can be from 0%, for below-threshold performance, to up to 130%, for outstanding performance, of each executive’s target award opportunity. For example, Mrs. Wilderotter’s target range for total equity awards for 2014 was $4,500,000 to $7,500,000. Accordingly, the target midpoint for annual restricted stock awards for Mrs. Wilderotter would be $4,500,000 (the midpoint of $6,000,000 x 75%). For 2013, the target midpoint for annual restricted stock awards for Mrs. Wilderotter was $3,750,000 and the actual restricted stock payout in February 2014, based on the Company payout factor of 93% and her individual performance factor of 125%, as described in detail in the 2014 proxy statement, was approximately $4.3 million. This amount is shown in the Grants of Plan-Based Awards Table elsewhere in this proxy statement. The dollar amount is then converted to a number of shares of restricted stock based on the market price of the Company’s common stock on the date of grant. Restricted stock awards granted after 2012 vest in three equal annual installments commencing one year after the date of approval by the Compensation Committee. All outstanding annual restricted stock awards for named executive officers granted prior to 2013 vest in 25% increments over four years. The change to a three year vesting schedule was done to align the vesting schedule for restricted stock awards with the three year measurement periods for LTIP awards.

The Compensation Committee assesses Mrs. Wilderotter’s individual performance and determines the actual amount of the restricted stock award. Restricted stock awards for the other executives, including the other named executive officers, are determined by the Compensation Committee, taking into account the recommendations of Mrs. Wilderotter. For 2014, restricted stock awards were subject to the same payout factor used for the weighted 3P payout. In February 2015, the Compensation Committee approved restricted stock awards for the named executive officers as set forth below under “February 2015 Named Executive Officer Compensation Actions.”

The Compensation Committee follows a general practice of making all restricted stock awards to our executives, including the named executive officers, on a single date each year, with the exception of awards to eligible new hires, which are awarded as of the date of hire. Typically, the Compensation Committee makes these restricted stock grants at its regularly scheduled meeting each February based on the prior year’s results.

Long-Term Incentive Plan Awards. In February 2012, the Compensation Committee, in consultation with the other non-management directors and the Committee’s independent executive compensation consultant, adopted an LTIP in order to further align the interests of our stockholders and our executives. We believe the use of LTIP awards as a component of compensation is consistent with best practices, balancing the focus on short- and long-term financial performance and reinforcing our performance culture by subjecting a portion of targeted compensation to long-term performance and taking into account the performance of our stock relative to an industry group, all as more fully discussed below. LTIP participants consist of senior vice presidents and above, including the named executive officers. In 2014, LTIP awards were granted to 36 employees, or 0.2% of our total workforce. The LTIP is designed to incent and reward our senior executives if they achieve operating cash flow goals over three-year Measurement Periods, and specified relative levels of Total Shareholder Return over the three-year periods. LTIP awards are granted in the form of performance shares and have both performance and time-vesting conditions.

Beginning in 2012, during the first 90 days of a three-year Measurement Period, a target number of performance shares are awarded to each LTIP participant with respect to the Measurement Period. The performance metrics under the LTIP, as approved by the Compensation Committee, are:

•	Annual targets for operating cash flow based on a goal set during the first 90 days of each year in the three-year Measurement Period; and

•

An overall performance “modifier” set during the first 90 days of the Measurement Period, based on our Company’s total return to stockholders (i.e., Total Shareholder Return or “TSR”) relative to the Integrated Telecommunications Services Group (GICS Code 50101020) for the three-year Measurement Period. For example, for the 2012-2014 Measurement Period, we measured the relative TSR for the period from January 1, 2012 to December 31, 2014.

We use operating cash flow as the performance metric for the LTIP because it is an important measure in analyzing our underlying financial performance, evaluating the financial performance of our business units, analyzing and evaluating strategic and operational decisions and in understanding our ability to generate cash flow and, as a result, to plan for future capital and operational decisions. We use relative TSR in our LTIP design in order to link executive compensation to stockholder results.

Operating cash flow performance is determined at the end of each year and the annual results are averaged at the end of the three-year Measurement Period to determine the preliminary number of shares earned under the LTIP award. As described below, the Company’s relative TSR performance over the three-year period is then applied to determine the final number of shares earned. LTIP awards, to the extent earned, will be paid out in the form of common stock, plus accrued dividends on such earned shares, shortly following the end of the three-year Measurement Period.

For the 2014-2016 Measurement Period, the Compensation Committee determined that the payout of each participant’s LTIP award can be from 0%, for below-threshold performance, to 130%, for outstanding performance. The Compensation Committee set a minimum average-performance threshold of 70% of targeted operating cash flow and a maximum average-performance limit of 130%, as described in the following table:

Performance Level	Operating Cash Flow Performance Against Target	Operating Cash Flow Award Level
Maximum	130% or above	130%
Target	100%	100%
Threshold	70%	70%
Below Threshold	Below 70%	0%

Average operating cash flow performance between these ranges will be interpolated on a straight-line basis. The TSR performance measure adds another performance threshold and is applied to decrease or increase payouts based on the Company’s three-year relative TSR performance (earned shares will be reduced 25% for 25th percentile or lower relative TSR performance, no change to earned shares for 50th percentile relative TSR performance, and earned shares will be increased 25% for 75th percentile and above relative TSR performance), as described in the following table:

Company TSR Performance vs. GICS Group	TSR Modifier (% of Operating Cash Flow Award Level)
75th Percentile or higher	125%
50th Percentile	100%
25th Percentile or lower	75%

Relative TSR performance between these ranges will be interpolated on a straight-line basis. As a result, depending on the average annual operating cash flow results over the three-year Measurement Period and the three-year relative TSR performance, executives will earn shares of common stock at the end of the 2014-2016 Measurement Period ranging from 0% to 162.5% (130% of the maximum performance award increased by 25% for 75th percentile or above relative TSR performance) of the number of performance shares awarded. Shares awarded under the LTIP are intended to be “qualified performance-based compensation” for tax purposes pursuant to Section 162(m).

On February 18, 2014, the Compensation Committee approved performance share awards under the LTIP for each of the named executive officers for the 2014-2016 Measurement Period, and set the performance goals for the first year in that Measurement Period (which also applies to the second year of the 2013-2015 Measurement Period and the third year of the 2012-2014 Measurement Period). These awards are described in the Grants of Plan-Based Awards Table and the narrative that follows that table. Actual amounts earned will be subject to increase or decrease (including forfeiture of the entire award) as set forth above. An executive must maintain a satisfactory performance rating during the Measurement Period and must be employed by the Company at the end of the three-year Measurement Period in order for the award to vest. The Compensation Committee will determine the number of shares earned for the 2014-2016 Measurement Period in February 2017.

As previously stated under “Annual Bonus,” the Company’s performance against the operating cash flow target of $1,619 million for 2014 was 89.0%. However, the number of performance shares, if any, for the 2014-2016 Measurement Period that will ultimately be earned depends on the operating cash flow results for 2015 and 2016 and relative TSR performance over the three-year period, which are not determinable until the end of 2016.

In February 2015, the Compensation Committee determined the number of shares earned for the 2012-2014 Measurement Period based on the average operating cash flow results for each of the three years and the relative TSR performance over the three-year period. The operating cash flow results were as follows (dollars in millions):

Year	Target	Actual	Performance Against Goal
2012	$1,750	$1,647	94.1%
2013	$1,698	$1,603	94.4%
2014	$1,619	$1,441	89.0%
Average			92.5%

The Company’s TSR performance for the three year period from January 1, 2012 to December 31, 2014 was calculated using the difference between our share price at the beginning of the period ($5.15) and the end of the period ($6.67), together with dividends paid on our common stock during the period. The absolute TSR for the three year period was 67.6% and relative to the LTIP peer group was at the 68th percentile. Accordingly, number of earned shares based on operating cash flow performance was increased 18%, from 92.5% to 109.3%. The number of shares earned by each of the named executive officers for the 2012-2014 Measurement Period is set forth below under “February 2015 Named Executive Officer Compensation Actions.”

In February 2015, the Compensation Committee also granted target performance share awards for the 2015-2017 Measurement Period for the named executive officers as set forth below under “February 2015 Named Executive Officer Compensation Actions.” At that time, the Compensation Committee also set the relative TSR performance modifier for that Measurement Period and the operating cash flow goal for 2015, which applies to the first year of the 2015-2017 Measurement Period, the second year of the 2014-2016 Measurement Period and the third year of the 2013-2015 Measurement Period. The design of the LTIP for the 2015-2017 Measurement Period is the same as for the prior Measurement Periods. For 2015, approximately 33% of equity awards to executive officers will be in the form of performance shares under the LTIP.

Dividends on performance shares will be accrued and paid out at the end of the three-year Measurement Periods only with respect to the performance shares that are earned by the participant.

Stock Ownership Guidelines. To further align our executives’ interests with those of our stockholders, our board of directors established stock ownership guidelines for the CEO and the other members of the Senior Leadership Team, and reviews the guidelines annually. The CEO is expected to own shares of the Company’s common stock having a minimum value of five times (5x) her base salary and each other member of the Senior Leadership Team is expected to own shares of the Company’s common stock having a minimum value of two and one-half times (2.5x) his or her base salary. Unvested restricted stock awards and unearned performance shares are not counted for purposes of fulfilling this requirement. At such times as a member of the Senior Leadership Team does not meet his or her ownership guideline, the executive will be required to hold 50% of the Company’s stock that the executive acquires after that date through the Company’s equity compensation programs, excluding shares sold to pay related taxes. The Compensation Committee administers these stock ownership guidelines.

Hedging and Pledging Prohibition. Executives are prohibited from hedging or pledging shares of Company stock owned by them.

Other Compensation

Perquisites and Other Benefits. There were no reportable perquisites in 2014 for the CEO or the other named executive officers.

We provide other benefits to our named executive officers on the same basis as all of our non-union, full-time employees, although we require the executives to pay a higher percentage of the costs than other employees. These benefits consist of medical, dental and vision insurance, basic life and disability insurance and matching contributions to our 401(k) plan for employees who participate in the plan. The Company-paid life insurance benefit for all employees, including the named executive officers, is one-time base salary up to a maximum of $50,000.

Post-Employment Compensation

Frontier Pension Plan. This defined benefit pension plan was frozen for all non-union participants in 2003 (and, for some participants, earlier than 2003 depending on the participant’s employment history). The plan was frozen both with respect to participation and benefit accruals. Daniel McCarthy, President and Chief Operating Officer, is the only named executive officer who has vested benefits under the Frontier Pension Plan.

Retiree Medical Benefits. Executives are not eligible for retiree medical benefits.

Termination of Employment and Change-in-Control Arrangements. To attract talented executives, support retention objectives and ensure that executives review potential transactions with objectivity and independence, we provide certain post-employment benefits to the named executive officers. Effective April 3, 2015, the Compensation Committee adopted the Senior Leadership Team Severance Plan (the “Severance Plan”), which covers, among others, members of the Senior Leadership Team (other than Mrs. Wilderotter). As a result of the adoption of the Severance Plan, individual severance arrangements with these named executive officers were terminated. Severance arrangements for Mrs. Wilderotter will continue to be governed by her employment agreement. See “Employment Arrangements; Potential Payments upon Termination or Change-in-Control-Mary Agnes Wilderotter.”

Under the terms of the Severance Plan, if the CEO’s executive’s employment is terminated without “cause” or by the CEO with “good reason” (each as defined in the Severance Plan), we would be required to pay the CEO an amount equal to the non-change in control severance factor applicable to the CEO (as set forth below) multiplied by the sum of his or her base salary and target bonus. In addition, all of the CEO’s restricted stock would vest, and all performance shares granted to the CEO under the LTIP or any other performance incentive plan pursuant to a performance-based vesting schedule would be vested with respect to any service requirement, but the number of shares earned would be based on actual performance against the pre-established goals. In addition, in such circumstances, the CEO would be entitled to an amount equal to 18 times the monthly COBRA charge for the type of employer-provided health coverage in effect for the CEO.

With respect to other covered members of the Senior Leadership Team, if the executive’s employment is terminated without “cause,” we would be required to pay the executive an amount equal to the non-change in control severance factor applicable to the executive (as set forth below) multiplied by his or her base salary. The executive would also be entitled to continued employer-provided health coverage at active employee rates for three months.

If the CEO’s employment is terminated due to his or her death or in connection with a disability, the CEO or his or her estate would be entitled to payment of six months’ base salary and a prorated portion of his or her target bonus for the year of termination. In addition, all restricted stock would vest, and performance shares would vest pro-rata, based on time served through the date of termination at the target level of shares granted. The CEO, or his or her spouse, in the event of the CEO’s death, would also be entitled to an amount equal to 18 times the monthly COBRA charge for the type of employer-provided coverage in effect for the CEO.

In the event the CEO’s employment is terminated without “cause” or by the CEO with “good reason” in connection with a “change in control” (as defined in the Severance Plan), the CEO would be entitled to the amounts he or she would receive in connection with a termination by us without cause or by him or her with good reason in a non-change in control context, except that (a) the change in control severance factor would apply as set forth below and (b) the number of earned performance shares would be based on actual performance as of the date of the change in control (if determinable), otherwise based on target performance, and these earned shares would vest at the time of the qualifying termination. In addition, if the successor following a change in control declines to assume the CEO’s performance shares, the earned performance shares would vest upon the change in control.

In the event another covered member of the Senior Leadership Team’s employment is terminated without “cause” or by the executive with “good reason” in connection with a change in control, the executive would be entitled to the amounts he or she would receive in connection with a termination by us without cause in a non-change in control context, except that (a) the change in control severance factor would apply as set forth below and the executive’s target bonus would be included in the severance pay calculation, (b) the executive’s restricted stock would vest in full rather than on a pro-rata basis, and (c) the number of earned performance shares would be based on actual performance as of the date of the change in control (if determinable), otherwise based on target performance, and these earned shares would vest at the time of the qualifying termination. In addition, if the successor following a change in control declines to assume the executive’s performance shares, the earned performance shares would vest upon the change in control.

To the extent an executive would be subject to any excise taxes under Section 280G of the Internal Revenue Code, the amounts he or she would be entitled to receive would be “capped” to avoid any excise tax unless the total payments to be received by him or her without regard to a cap would result in a higher after-tax benefit. The executive would be responsible to pay any required excise tax.

The severance factors are as follows:

Executive Level	Severance Factor in Non- Change in Control Situations	Severance Factor in Change in Control Situations
Chief Executive Officer	2.25	3.00
Chief Financial Officer and Chief Operating Officer	Up to 1.25	2.00
Other members of the Senior Leadership Team	Up to 1.00	1.50

The Company’s change-in-control arrangements promote the unbiased and disinterested efforts of our executives to maximize stockholder value before, during and after a change-in-control of the Company that may impact the employment status of the executives. The Compensation Committee set the severance amounts based on peer group reviews. The change-in-control arrangements are subject to “double-trigger” vesting and do not include gross-up payments for excise taxes imposed under Section 280G of the Code as a result of severance payouts.

Clawback Policies

Since 2010, the Company has included in all of its equity compensation awards, including to the named executive officers, a recoupment or “clawback” provision. This provision requires that unvested equity awards be forfeited if the Compensation Committee determines that the employee engaged in certain defined types of misconduct, including engaging in acts considered to be contrary to the best interests of the Company, commission of felonies or other serious crimes, or engaging in any activity which constitutes gross misconduct. The provision also provides that the Compensation Committee may in its sole discretion require the employee to return all stock that vested within the twelve month period immediately prior to the misconduct, or if no longer held by the employee, to pay to the Company any and all gains realized from such stock.

Effective December 11, 2014, the Company adopted an enhanced clawback policy that is triggered if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the securities laws that was contributed to by the fraud or intentional misconduct of an executive officer, including a named executive officer. If the policy is triggered, the Compensation Committee will require reimbursement or forfeiture of any cash and equity incentive compensation awarded to or received by the executive officer in question during the three year period preceding the date on which the Company is required to prepare the restatement. The amount to be recovered would be the excess of the incentive compensation obtained by the executive officer based on the erroneous data over the amount that would have been obtained by the executive officer had it been based on the restated results, as determined by the Compensation Committee. We will review the terms of this recovery policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance with those regulations once final regulations have been issued.

Market and Peer Group Reviews

In 2013, the Compensation Committee directed Cook, its independent executive compensation consultant, to develop a peer group for 2014 to assess the competitiveness of our executive compensation program to reflect the then size and scale of the Company and then conduct a comprehensive study with respect to the compensation of the Senior Leadership Team. The study included comparing the compensation of certain senior executives to the compensation of executives holding comparable positions at companies in the peer group as reported in publicly-available documents. The peer group was developed using companies in our industry, companies of similar size (based on revenue and market capitalization), our competitors for customers, executive talent and investor capital, companies with similar business model characteristics, including having asset intensive operations, a technology focus, subscription-based revenue generation and U.S.-based operations. Taking into account the advice of its compensation consultant, the Compensation Committee determined that the size of the peer group should include between 12 to 20 companies to ensure data reliability. The 2013 peer group was updated for 2014 by removing Leap Wireless and MetroPCS, because they were acquired by AT&T Inc. and T-Mobile USA, respectively. In 2014, the Compensation Committee directed Cook to develop a peer group for 2015 to reflect the anticipated size and scale of the Company following the pending AT&T transaction and to increase the size of the peer group because it was at the low end of the desired range of a statistically meaningful peer set. Based on the advice of Cook, the Compensation Committee determined to revise the peer group for 2015 by adding American Tower Corporation, Anixter International Inc., Crown Castle International Corp., Gannett Co., Inc., Harris Corporation, Juniper Networks, Inc., Sirius XM Holdings Inc. and TELUS Corporation.

As a result of these changes, the peer group consisted of twelve companies for 2014 and increased to twenty companies for 2015, which provides a broader competitive benchmark. When comparing the financial metrics (i.e., revenue, total assets, market capitalization, EBITDA, enterprise value, employee count) of the 2014 peer group below, the Company was positioned between the 30th and 76th percentile and in 2015, between the 32nd and 71st percentile in these metrics.

The peer group companies for 2014 consisted of:

•	Cablevision Systems Corporation
•	CenturyLink, Inc.
•	Charter Communications, Inc.
•	Cincinnati Bell Inc.
•	DIRECTV
•	DISH Network Corporation
•	Level 3 Communications, Inc.
•	Telephone & Data Systems Inc.
•	Time Warner Cable Inc.
•	tw telecom inc.
•	United States Cellular Corporation
•	Windstream Holdings, Inc.

For 2015, the following companies were added to the peer group:

•	American Tower Corporation
•	Anixter International Inc.
•	Crown Castle International Corp.
•	Gannett Co., Inc.
•	Harris Corporation
•	Juniper Networks, Inc.
•	Sirius XM Holdings Inc.
•	TELUS Corporation

General industry survey data, as described below, was also considered in determining the executive compensation levels of the named executive officers and other senior officers. In the case of executives for whom there was no publicly available data or no comparable position at the companies in the peer group, the results from proprietary general industry executive compensation surveys were analyzed to assess competitiveness.

To determine the best job match for the positions evaluated, the 2014 survey data was size-adjusted to approximately $5.0 billion in revenues and the 2015 survey data was size-adjusted to approximately $6.0 billion in post-AT&T transaction revenue. The analyses included examining how each executive’s compensation compared to the results in the surveys for base salary, target total cash compensation, long term incentives and target total direct compensation. Many of our named executive officers have responsibilities that extend beyond the traditional scope indicated by their titles. As a result, it was difficult to match comparable roles in the survey data (e.g., for 2014, Ms. McKenney was responsible for Human Resources, Marketing/Public Relations and the Frontier Secure business). In these cases, the Compensation Committee took into account data from these third-party surveys and the importance of additional responsibilities to the Company when determining the commensurate total compensation levels for the named executive officer. In considering the survey data, the Compensation Committee did not review nor is it aware of the specific companies that are included in the surveys.

The peer review study used to make decisions at the February 2014 Compensation Committee meeting indicated that the target total direct compensation (i.e., base salary, target bonus and market value for long-term awards) for all of the named executive officers was below the median using the proxy data and above the median using the survey data. The total direct compensation for Mrs. Wilderotter, Mr. McCarthy and Mr. Jureller was 20 percentage points or more below the median for the proxy data and, for Mr. McCarthy, was below the 25th percentile for proxy data. The Compensation Committee reviewed and considered the results of the study and other factors as described above under “Compensation Program Design” in determining our CEO’s compensation and that of the Senior Leadership Team for performance in 2014.

As a result of the market adjustments made in 2014 (as reported in the 2014 proxy statement), the peer review study used to make decisions at the February 2015 Compensation Committee meeting (as described below) indicated that the target total direct compensation for the named executive officers in the aggregate now approximates the median of the proxy data.

February 2015 Named Executive Officer Compensation Actions

In February 2015, the Compensation Committee met to evaluate the performance of our CEO and the other named executive officers, to determine merit increases to 2014 base salaries, annual cash bonus payouts, restricted stock awards related to 2014 performance, shares earned under the LTIP for the 2012-2014 Measurement Period and LTIP target awards for the 2015-2017 Measurement Period. In addition, the Compensation Committee determined transaction bonuses for the Senior Leadership Team in connection with the AT&T transaction.

For Mrs. Wilderotter, the Compensation Committee reviewed our financial performance (as measured by revenue, EBITDA, operating cash flow and capital expenditures), our performance on the weighted 3P goals and her performance against her 2014 individual goals, including leadership for and execution of the Company’s long-term strategic plan plus development/succession of senior leaders. The Committee recognized Mrs. Wilderotter’s key accomplishments for 2014: The Committee recognized the Company’s key accomplishments for 2014 under Mrs. Wilderotter’s leadership:

•	A 54% Total Shareholder Return, including a 43% increase in the stock price;

•	Revenues of $4.6 billion and operating cash flow of $1.4 billion;

•	Successful closing of a $2 billion acquisition of AT&T’s Connecticut wireline operation and conversion of all operations to Frontier’s systems upon closing;

•	Broadband net additions of 108,000 and increased broadband market share in 80% of the Company’s markets;

•	Revenue and unit sales in excess of goals for Frontier Secure, including a contract with Intuit valued at $102.1 million; and

•	$10.54 billion pending acquisition to acquire Verizon’s wireline operations in California, Texas and Florida.

The Committee also assessed Mrs. Wilderotter’s leadership developing her senior management team. She developed Mr. McCarthy to succeed her as the CEO of the Company. Mrs. Wilderotter also successfully hired and transitioned a new General Counsel and continued to develop the capabilities of her direct reports and other key leaders, giving the Company bench strength for growth. The Committee also took into account competitive market data provided by its independent executive compensation consultant. Based on this review and the factors discussed above under “Components of the Executive Compensation Program,” the Committee, in consultation with the other non-management directors, approved for Mrs. Wilderotter an annual cash incentive bonus payout and a restricted stock unit award for 2014 performance and determined the number of shares earned for her LTIP award for the 2012-2014 Measurement Period, in each case in the amount set forth in the table below. In connection with her pending transition to Executive Chairman in April 2015, Mrs. Wilderotter did not receive a merit increase to her base salary nor a LTIP award for the 2015-2017 Measurement Period.

For the other named executive officers whose performance was evaluated based on the same 3P criteria as Mrs. Wilderotter, the Compensation Committee reviewed Mrs. Wilderotter’s performance assessments for each executive and her recommendations with respect to merit increases in base salary, annual cash incentive bonus payouts and restricted stock and LTIP awards. The Committee then discussed their assessments of each named executive officer and approved the base salaries for 2015, the annual cash bonus payouts and restricted stock and LTIP awards and determined the number of shares earned for the LTIP awards for the 2012-2014 Measurement Period, in each case as set forth in the table below.

The Compensation Committee also approved transaction bonuses for the named executive officers in connection with the successful closing of the AT&T transaction based on the significant leadership contributions the officers made in achieving key milestones towards the closing of the AT&T transaction, including due diligence, financing, system cut-overs, and regulatory approvals. The transaction bonuses for the named executive officers were paid in cash in March 2015, as set forth in the table below. The Compensation Committee considered a number of factors to determine the amounts of the transaction bonuses, including their assessment of each named executive officer’s contribution to achieve the milestones cited above. The transaction bonus awards were approved by the Compensation Committee based on the same process described above for the other actions taken in February 2015.

Name	2015 Base Salary (1)	Change from 2014 Base Salary	2014 Incentive Bonus Payout	Transaction Bonus (2)	Restricted Stock Awarded (3)	Performance Shares Awarded Under LTIP (4)	Performance Shares Earned Under LTIP (5)
	($)	(%)	($)	($)	(#)	(#)	(#)
Mrs. Wilderotter	$1,000,000	(11.3)%	$1,672,646	$500,000	899,249	—	259,313
Mr. McCarthy	$925,000	37.0%	$667,575	$250,000	337,219	170,427	97,245
Mr. Jureller	$575,000	7.0%	$506,863	$200,000	198,873	94,236	—
Ms. Hedg-peth	—	N/A	$480,700	—	—	—	58,764
Ms. McKenney	$425,000	13.3%	$370,875	$175,000	140,508	65,163	48,624

(1)	For Mrs. Wilderotter and Mr. McCarthy, reflects their new base salaries in connection with the CEO succession. See “Employment Arrangements; Potential Payments upon Termination or Change”

later in this proxy statement. For Mr. Jureller and Ms. McKenney, reflects merit increases of 2.5% plus market adjustments to their base salaries, in each case effective March 1, 2015.

(2)	Special one-time transaction bonuses granted in February 2015 in connection with the successful closing of the AT&T transaction.

(3)	For Mrs. Wilderotter, the award was in restricted stock units.

(4)	The amounts in this column represent the target number of performance shares awarded under the LTIP in February 2015 for the 2015-2017 Measurement Period.

(5)	The amounts in this column represent the number of performance shares earned under the LTIP for the 2012-2014 Measurement Period.

For 2015, LTIP awards will comprise approximately 33% of total annual target equity compensation value. This will further promote the alignment of stockholder and executive interests by linking a larger percentage of executive compensation to the achievement of operating cash flow targets over a three- year time horizon and taking into account our Total Shareholder Return over that period relative to an industry group comprised of the integrated telecommunications services companies.

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer or any of the three most highly compensated executive officers (other than the chief financial officer). Section 162(m) provides that “qualified performance-based compensation” will not be subject to the tax deduction limit if certain requirements are met. The Compensation Committee believes it is important to maximize the corporate tax deduction, thereby minimizing the Company’s tax liabilities. Accordingly, the 2013 Frontier Bonus Plan, the 2013 Equity Incentive Plan, the LTIP, the 2009 Equity Incentive Plan and the amended 2000 Equity Incentive Plan, as designed by the Compensation Committee, are intended to make compensation awarded under these plans deductible under Section 162(m) as “qualified performance-based compensation.”

We may award amounts that are not deductible under Section 162(m) if the Compensation Committee determines that it is in the best interests of the Company and our stockholders to do so.

Compensation Committee Report

The Compensation Committee of our board of directors has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Committee:

Submitted by:

Pamela D.A. Reeve, Chair
Peter C.B. Bynoe
Virginia P. Ruesterholz
Larraine D. Segil
Myron A. Wick, III

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our Chief Executive Officer, our Chief Financial Officer and each of our other three most highly compensated executive officers in 2014, 2013 and 2012.

Name and Principal Position(s)	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Mary Agnes Wilderotter	2014	$1,110,417	$500,000	$5,874,031	$1,672,646	$1,813	$9,158,907
Executive Chairman and	2013	$1,020,833	—	$4,001,911	$1,537,116	$44,972	$6,604,832
former Chairman of	2012	$1,000,000	—	$3,909,507	$1,241,460	$2,685	$6,153,652
the Board of Directors
and Chief Executive
Officer (5)
Daniel J. McCarthy	2014	$658,333	$250,000	$2,394,276	$667,575	$9,055	$3,979,239
President and Chief	2013	$566,667	—	$1,461,247	$574,856	$8,955	$2,611,725
Executive Officer and	2012	$503,125	—	$1,243,662	$482,790	$9,197	$2,238,774
former President and
Chief Operating Officer (5)
John M. Jureller	2014	$531,250	$200,000	$1,714,896	$506,863	$8,855	$2,961,864
Executive Vice President	2013	$492,424	—	$772,815	$485,925	$8,829	$1,759,993
and Chief Financial
Officer (6)
Lois Hedg-peth	2014	$520,000	—	$1,285,900	$480,700	$9,240	$2,295,840
Executive Vice President,	2013	$506,250	—	$499,155	$480,235	$9,251	$1,494,891
Strategy (6)
Cecilia K. McKenney	2014	$370,833	$175,000	$1,174,090	$370,875	$8,855	$2,099,653
Executive Vice President,	2013	$345,834	—	$730,624	$349,913	$8,855	$1,435,226
Frontier Secure and	2012	$325,000	—	$688,552	$298,870	$8,819	$1,321,241
Administration

(1)

Amounts in this column represent special one-time bonuses granted in February 2015 in connection with the closing of the AT&T Transaction in October 2014. See “Compensation Discussion and Analysis-February 2015 Named Executive Officer Compensation Actions.”

(2)

The stock awards referred to in this column consist of the following: grants of restricted stock, grants of performance shares under the LTIP and, for Ms. Hedg-peth, a grant of 50,000 shares of common stock in July 2014 in accordance with her employment letter agreement. The amounts shown in this column represent the grant date fair value, pursuant to Topic 718, of the stock awards granted in the applicable year or, with respect to multi-year performance share awards where performance conditions are set at the beginning of each year, the fair value of the shares subject to the performance conditions for the applicable year. In the latter case, accounting standards provide that each annual establishment of performance conditions during a multi-year vesting period constitutes a separate “grant date.” As a result, the grant date fair value of the performance share awards granted in 2014 is calculated using only the first tranche of the grant for the 2014-2016 Measurement Period; the second and third tranches of the 2014-2016 Measurement Period are not included because the performance conditions for those tranches had not been set in 2014. With respect to the grant for the 2013-2015 Measurement Period, the grant date fair value is calculated using the second tranche, as the grant date fair value for the first tranche was reported last year and the performance conditions for the third tranche were not set in 2014. With respect to the grant for the 2012-2014 Measurement Period, the grant date fair value is calculated using the third tranche, as the grant date fair values for the first two tranches were reported in prior years. Further, in calculating the grant date fair value of such performance shares in the table, the target number of shares was used. The Company uses Monte Carlo simulations to value LTIP awards. The value of such performance shares assuming that the highest level of operating cash flow and TSR performance will be achieved (again, using only the first tranche of the grant for the 2014-2016 Measurement Period, the second tranche of the 2013-2015 Measurement Period and the third tranche of the 2012- 2014 Measurement Period) would be as follows: Wilderotter: $2,483,900; McCarthy: $1,066,134; Jureller: $611,792; Hedg-peth: $485,260; and McKenney: $495,611. For a discussion of valuation assumptions, see Note 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended

December 31, 2014. For additional details regarding the stock awards, see the Grants of Plan-Based Awards table below and the accompanying narrative.

(3)	The amounts shown in this column represent cash awards made under the Frontier Bonus Plan. Awards for each year are generally paid in March of the following year.

(4)

The All Other Compensation column includes premiums for life insurance coverage paid for by the Company and a 401(k) match. The SEC requires us to identify and quantify any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits.”

Perquisites and Other Personal Benefits. Disclosure of perquisites and other personal benefits is omitted for a named executive officer if they aggregate less than $10,000 in the fiscal year. Accordingly, no perquisites or other personal benefits are included in this column for 2014.

(5)

On April 3, 2015, Mrs. Wilderotter stepped down as Chief Executive Officer and Mr. McCarthy assumed that role. All references to “CEO” in the compensation tables and accompanying narrative refer to Mrs. Wilderotter for 2014.

(6)

Information for Mr. Jureller and Ms. Hedg-peth is not provided for 2012 because they were not named executive officers for 2012. Ms. Hedg-peth resigned her position with the Company effective January 2, 2015.

Grants of Plan-Based Awards

The following table sets forth information concerning cash awards under our non-equity incentive compensation plan (the Frontier Bonus Plan) for 2014 and grants of stock made during 2014 to the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards (1)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	($)

Mary Agnes Wilderotter
Cash bonus award	2/18/14	$1,183,875	$1,691,250	$2,198,625
LTIP award (2014-2016)	2/18/14				55,792	106,270	172,689		$553,231
LTIP award (2013-2015)	2/18/14				53,419	101,750	165,344		$548,790
LTIP award (2012-2014)	2/18/14				41,518	79,083	128,509		$426,532
Restricted stock award	2/18/14							926,541	$4,345,477

Daniel J. McCarthy
Cash bonus award	2/18/14	$472,500	$675,000	$877,500
LTIP award (2014-2016)	2/18/14				27,896	53,135	86,344		$276,616
LTIP award (2013-2015)	2/18/14				21,368	40,700	66,138		$219,517
LTIP award (2012-2014)	2/18/14				15,569	29,656	48,191		$159,950
Restricted stock award	2/18/14							370,617	$1,738,194

John M. Jureller
Cash bonus award	2/18/14	$376,250	$537,500	$698,750
LTIP award (2014-2016)	2/18/14				18,597	35,423	57,563		$184,410
LTIP award (2013-2015)	2/18/14				18,697	35,613	57,871		$192,077
Restricted stock award	2/18/14							285,375	$1,338,409

Lois Hedg-peth
Cash bonus award	2/18/14	$365,750	$522,500	$679,250
LTIP award (2014-2016)	2/18/14				9,299	17,712	28,781		$92,205
LTIP award (2013-2015)	2/18/14				10,684	20,350	33,069		$109,760
LTIP award (2012-2014)	2/18/14				9,409	17,921	29,122		$96,657
Restricted stock award	2/18/14							148,247	$695,278
Common stock award	7/1/14							50,000	$292,000

Cecilia K. McKenney
Cash bonus award	2/18/14	$262,500	$375,000	$487,500
LTIP award (2014-2016)	2/18/14				11,623	22,140	35,977		$115,257
LTIP award (2013-2015)	2/18/14				10,684	20,350	33,069		$109,760
LTIP award (2012-2014)	2/18/14				7,785	14,828	24,096		$79,975
Restricted stock award	2/18/14							185,309	$869,099

(1)	See footnote (1) to the Summary Compensation Table for a description of the methods used to determine the grant date fair value of stock awards.

Cash awards under the Frontier Bonus Plan for 2014 shown under the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards columns were paid in March 2015 based on performance metrics set for 2014 and achievement of individual goals, as described above under “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Cash Compensation—Annual Bonus.” Target awards under the Frontier Bonus Plan are set as a percentage of base salary. Targets for 2014 were set at 100% of base salary for each of the named executive officers other than Mrs. Wilderotter. In accordance with her employment agreement in effect for 2014, Mrs. Wilderotter’s target award was set at 150% of base salary for 2014. Payouts can be 0%, for below-threshold performance, up to 70%, for threshold performance, and up to 130%, for outstanding performance, of the target. The actual amounts of these awards for 2014 for the named executive officers are reported above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

The awards shown under the Estimated Future Payouts Under Equity Incentive Plan Awards columns are performance shares under the LTIP deemed to have been granted in 2014 in accordance with Topic 718 (i.e., the first tranche of the 2014-2016 Measurement Period, the second tranche of the

2013-2015 Measurement Period and the third tranche of the 2012-2014 Measurement Period). See footnote (1) to the Summary Compensation Table. The amounts shown represent the range of shares that may be released at the end of the applicable Measurement Period for such grants assuming achievement of threshold, target or maximum performance. If our operating cash flow performance is, on average, below threshold for the three-year Measurement Period, no shares will be released at the end of the period. Dividends on performance shares will be accrued and paid out at the end of the three-year Measurement Period only with respect to shares that are earned and released. See the discussion of LTIP awards under “Compensation Discussion and Analysis—Components of the Executive Compensation Program—Equity Compensation—Long-Term Incentive Plan Awards.”

Except as noted below, the stock awards shown under the All Other Stock Awards column in the above table are grants of restricted stock. The grants represent annual restricted stock awards and vest in three equal annual installments commencing one year after the date of approval by the Compensation Committee, February 18, 2014. All such grants of restricted stock were made under our 2013 Equity Incentive Plan in 2014. Each of the named executive officers is entitled to receive dividends on shares of restricted stock at the same rate and at the same time we pay dividends on shares of our common stock. The annual common stock dividend rate for 2014 was $0.40 per share, paid quarterly. No above-market or preferential dividends were paid with respect to any restricted shares. For Ms. Hedg-peth, the July 1, 2014 common stock award was in accordance with her employment letter agreement. See “Employment Arrangements; Potential Payments upon Termination or Change-in-Control-Lois Hedg-peth.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by the named executive officers at year-end.

Name	Stock Awards
	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (2)
	(#)	($)	(#)	($)
Mary Agnes Wilderotter	1,974,861	$13,172,323	624,061	$4,162,487
Daniel J. McCarthy	712,701	$4,753,716	281,506	$1,877,645
John J. Jureller	385,375	$2,570,451	213,108	$1,421,430
Lois Hedg-peth	251,972	$1,680,653	114,186	$761,621
Cecilia K. McKenney	369,135	$2,462,130	127,470	$850,225

(1)	The amounts shown in this column represent shares of restricted stock held by the named executive officers as of December 31, 2014. The shares of restricted stock vest as follows:

•

Mrs. Wilderotter: 119,758 restricted shares vest on February 17, 2015; 412,811 restricted shares vest in two equal annual installments commencing February 15, 2015; 515,751 restricted shares vest in two equal annual installments commencing February 27, 2015; and 926,541 restricted shares vest in three equal annual installments commencing February 18, 2015.

•

Mr. McCarthy: 27,733 restricted shares vest on February 17, 2015; 129,003 restricted shares vest in two equal annual installments commencing on February 15, 2015; 185,348 restricted shares vest in two equal annual installments commencing February 27, 2015; and 370,617 restricted shares vest in three equal annual installments commencing February 18, 2015.

•	Mr. Jureller: 100,000 restricted shares vest in two equal annual installments commencing January 7, 2015; and 285,375 restricted shares vest in three equal annual installments commencing February 18, 2015.

•

Ms. Hedg-peth: 50,000 restricted shares vest in two equal annual installments commencing July 1, 2015; 53,725 restricted shares vest in two equal annual installments commencing February 27, 2015; and 148,247 restricted shares vest in three equal annual installments commencing February 18, 2015.

•

Ms. McKenney: 18,910 restricted shares vest on February 17, 2015; 72,242 restricted shares vest in two equal annual installments commencing February 15, 2015; 92,674 restricted shares vest in two equal annual installments commencing February 27, 2015; and 185,309 restricted shares vest in three equal annual installments commencing February 18, 2015.

(2)	The market value of shares of common stock reflected in the table is based upon the closing price of the common stock on December 31, 2014, which was $6.67 per share.

(3)

The amounts shown in this column represent the number of performance shares under the LTIP that may be earned by the named executive officers, as follows, in each case assuming achievement of target performance, in accordance with SEC regulations. Assuming they are earned, the performance shares would be earned as follows:

•	Mrs. Wilderotter: 305,251 performance shares on December 31, 2015 and 318,810 performance shares on December 31, 2016.

•	Mr. McCarthy: 122,101 performance shares on December 31, 2015 and 159,405 performance shares on December 31, 2016.

•	Mr. Jureller: 106,838 performance shares on December 31, 2015 and 106,270 performance shares on December 31, 2016.

•	Ms. Hedg-peth: 61,051 performance shares on December 31, 2015 and 53,135 performance shares on December 31, 2016.

•	Ms. McKenney: 61,051 performance shares on December 31, 2015 and 66,419 performance shares on December 31, 2016.

Option Exercises and Stock Vested

The following table sets forth information regarding the shares of restricted stock and performance shares that vested for each of the named executive officers in 2014. For Ms. Hedg-peth, the table also includes a grant of 50,000 shares of common stock in July 2014 in accordance with her employment letter agreement. No named executive officer acquired any shares upon the exercise of stock options in 2014. The value of restricted stock realized upon vesting is based on the closing price of the shares on the applicable vesting dates and the value of performance shares earned is based on the closing price of the shares on December 31, 2014, the last day of the three-year Measurement Period.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Mary Agnes Wilderotter	960,754	$5,092,303
Daniel J. McCarthy	302,473	$1,637,820
John M. Jureller	50,000	$249,500
Lois Hedg-peth	160,626	$963,997
Cecilia K. McKenney	162,995	$873,943

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Mary Agnes Wilderotter	—	—	—	—
Daniel J. McCarthy	Frontier Pension Plan	10.0	$174,719	—
John M. Jureller	—	—	—	—
Lois Hedg-peth	—	—	—	—
Cecilia K. McKenney	—	—	—	—

We have a noncontributory, qualified retirement plan, the Frontier Pension Plan, covering certain of our employees. The plan provides benefits that, in most cases, are based on formulas related to base salary and years of service. The plan was amended to provide that, effective February 1, 2003, no further benefits will be accrued under the plan by most non-union participants (including all executive officers), and is referred to as “frozen.” Mr. McCarthy is the only named executive officer with vested benefits under the plan. The estimated annual pension benefits (assumed to be paid in the normal form of an annuity) for Mr. McCarthy is $22,641. This amount is calculated under the plan based on his 10 years of service credit at the time the plan was frozen and the compensation limits established in accordance with federal tax law in the computation of retirement benefits under qualified plans. Benefits are not subject to reduction for Social Security payments or other offset amounts. For a discussion of valuation assumptions, see Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Employment Arrangements; Potential Payments Upon Termination or Change-in-Control

Mary Agnes Wilderotter

We are party to an employment agreement, originally dated as of November 1, 2004, with Mary Agnes Wilderotter, our Chairman of the Board and Chief Executive Officer. The agreement was amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A of the Internal Revenue Code (“Section 409A”), amended and restated in March 2010 (the “2010 Amendment”) and again amended and restated in March 2013 (the “2013 Amendment”). The employment agreement had an initial term of five years, which expired in November of 2009, and the 2010 Amendment had a three-year term, which was scheduled to expire in April 2013. The 2013 Amendment extended the term of the employment agreement for an additional two years to March 2015. Under the terms of the 2013 Amendment, Mrs. Wilderotter’s base salary initially was $1,025,000, which amount can be and has been increased by the Compensation Committee from time to time. Mrs. Wilderotter is also eligible to earn a target bonus equal to at least 150% of her base salary. Mrs. Wilderotter is eligible to participate in the Company’s equity incentive plans and receive awards at the discretion of the Compensation Committee.

In February 2015, the agreement was again amended (the “2015 Amendment”) to provide that effective April 3, 2015, Mrs. Wilderotter will step down from her role as Chief Executive Officer and become the Company’s Executive Chairman of the Board through March 31, 2016. Under the terms of the 2015 Amendment, commencing on April 3, 2015, Mrs. Wilderotter’s base salary will be $1,000,000 and she will be eligible to earn a target bonus equal to at least 200% of her base salary. In addition, Mrs. Wilderotter was granted 899,249 restricted stock units for 2014 performance, which will vest in three equal annual installments commencing one year after the date of grant. Mrs. Wilderotter will not be eligible for any equity grants for 2015 or 2016.

If Mrs. Wilderotter’s employment is terminated without “cause” or by Mrs. Wilderotter with “good reason” (each as defined in the employment agreement), we would be required to pay Mrs. Wilderotter an amount equal to her base salary through the date of termination and any bonus earned but unpaid as of the date of termination for any previously completed fiscal year, the sum of three times her base salary and two times her target bonus (generally payable in equal installments over 36 months, but with installments payable by March of the following year accelerated and paid as a lump sum) and one times her bonus for the year of termination (payable based on actual performance in a lump sum within 2-1/2 months following the end of the calendar year of termination). In addition, all of her restricted stock will vest, and all performance shares granted to her under the LTIP or other performance incentive plan pursuant to a performance-based vesting schedule will be vested with respect to any service requirement, but the number of shares earned will be based on actual performance against the pre-established goals. Mrs. Wilderotter is also entitled to receive reimbursement for any unreimbursed business expenses, any accrued but unpaid vacation and to elect and pay the cost for continued medical, dental and other health benefits and extended life insurance until the end of the severance period (or if earlier, the date on which Mrs. Wilderotter becomes eligible to receive comparable benefits from any subsequent employer), for which we will provide a lump sum to her to offset the cost of these benefits.

The 2015 Amendment provides that if Mrs. Wilderotter is not re-nominated and elected to serve as a member of the Board, and if, as a result, she is unable to perform her duties as Executive Chairman of the Board, she will be deemed to have been terminated by the Company for purposes of the 2015 Amendment.

If Mrs. Wilderotter’s employment is terminated at the end of the term of the 2015 Amendment, the vesting of restricted stock will be determined as if her service with the Company continued for an additional 12 months, and performance shares will vest pro rata and be paid at the conclusion of the performance period based on actual performance.

If Mrs. Wilderotter’s employment is terminated due to her death or in connection with a disability, she or her estate will be entitled to payment of base salary for six months following the termination and a prorated portion of her bonus based on actual performance. In addition, all restricted stock will vest, and all performance shares will vest at the target level of shares granted.

In the event of a “constructive termination” following a “change in control” (each as defined in the employment agreement), Mrs. Wilderotter will be entitled to the amounts she would receive in connection with a termination by us without cause or by her with good reason, except that (a) the installments over 36 months will be converted to a lump sum if permissible under Section 409A, and (b) performance shares will vest at the target level of shares granted. In addition, if the successor following a change in control declines to assume Mrs. Wilderotter’s equity awards (restricted stock and performance shares) and declines to replace them with equivalent awards, her equity awards will vest upon the change in control. To the extent Mrs. Wilderotter would be subject to any excise taxes under Section 280G of the Internal Revenue Code, the amounts she would be entitled to receive will be “capped” to avoid any excise tax unless the total payments to be received by her without regard to a cap would result in a higher after-tax benefit. Mrs. Wilderotter is responsible to pay any required excise tax.

The following table sets forth the severance amounts Mrs. Wilderotter would have been entitled to from us under the terms of her employment agreement (as then in effect) had her employment been terminated as of December 31, 2014.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Value of Accelerated Performance Shares (3)	Benefits (4)	Total
Without cause or for good reason	$3,382,500	$5,073,750	$13,172,323	$4,162,487	$51,312	$25,842,372
Death	$563,750	$1,691,250	$13,172,323	$4,162,487	$15,305	$19,605,115
Disability	$563,750	$1,691,250	$13,172,323	$4,162,487	$33,925	$19,623,735
Change-in-control	$3,382,500	$5,073,750	$13,172,323	$4,162,487	$51,312	$25,842,372
Non-renewal of agreement	—	—	$5,955,550	$2,066,170	—	$8,021,720
With cause or without good reason	—	—	—	—	—	—

(1)

Base salary and two-thirds of the bonus amount payable in equal installments over 36 months. The remaining bonus amount payable in a lump sum within 2-1/2 months following the end of the calendar year of termination. Assumes bonus payout at target level with respect to termination upon death or in connection with a disability; payout may be more or less based on actual performance.

(2)

For termination without cause or for good reason, upon death or in connection with a disability or upon a change-in-control, amounts represent the dollar value of 1,974,861 shares of restricted stock held by Mrs. Wilderotter on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014. For termination upon non-renewal of her employment agreement, amount represents the dollar value of 892,886 shares of restricted stock that would accelerate in such circumstance, based on the closing sales price of $6.67 per share of our common stock on December 31, 2014.

(3)

For termination upon death or in connection with a disability or upon a change-in-control, amounts represent the dollar value of the 624,061 performance shares held by Mrs. Wilderotter on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014. For termination upon non-renewal of her employment agreement, amount represents the dollar value of 309,771 performance shares that would vest in such circumstance, based on the closing sales price of $6.67 per share of our common stock on December 31, 2014. The number of performance shares used for termination without cause, for good reason or upon non-renewal of employment agreement assumes payout equal to the target level of shares granted. Does not include the value of performance shares earned on December 31, 2014 upon completion of the 2012-2014 Measurement Period.

(4)	Value of continued medical, dental, vision and life insurance benefits for Mrs. Wilderotter and her spouse, as applicable, under the terms of her employment agreement as described above.

Daniel J. McCarthy

In February 2015, the Company entered into a letter agreement with Daniel J. McCarthy, our President and Chief Operating Officer, pursuant to which, effective April 3, 2015, Mr. McCarthy became President and Chief Executive Officer of the Company. Under the terms of the new letter agreement, commencing on April 1, 2015, Mr. McCarthy’s base salary will be $925,000 and he will be eligible to earn a target bonus equal to 125% of his base salary. In addition, Mr. McCarthy will be entitled to annual target equity grants of $4,250,000, payable in restricted stock awards and performance shares. Mr. McCarthy’s letter agreement does not provide for a set term of employment in accordance with best practices.

Mr. McCarthy is entitled to severance arrangements under the Senior Leadership Team Severance Plan commencing April 3, 2015. The following table sets forth the severance amounts Mr. McCarthy would have been entitled to from us had his employment been terminated as of December 31, 2014 following a change in control. Mr. McCarthy would not have been entitled to any severance amounts upon termination for any other reason. In addition, Mr. McCarthy is also entitled to his pension benefit as set forth under “Pension Benefits.”

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Value of Accelerated Performance Shares (3)	Total
Change in control	$1,350,000	$1,350,000	$4,753,716	$1,877,645	$9,331,361

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 712,701 shares of restricted stock held by Mr. McCarthy on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014.

(3)

Dollar value of the 281,506 performance shares held by Mr. McCarthy on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014. The number of performance shares used for this purpose is equal to the target level of shares granted. Does not include the value of performance shares earned on December 31, 2014 upon completion of the 2012-2014 Measurement Period.

John M. Jureller

We are party to a letter agreement with John M. Jureller, our Executive Vice President and Chief Financial Officer, dated December 18, 2012. The letter agreement provides for a target annual incentive bonus of 100% of his base salary.

Mr. Jureller is entitled to severance arrangements under the Senior Leadership Team Severance Plan commencing April 3, 2015.

The following table sets forth the severance amounts Mr. Jureller would have been entitled to from us had his employment been terminated as of December 31, 2014 following a change in control. Mr. Jureller would not have been entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Value of Accelerated Performance Shares (3)	Total
Change in control	$1,075,000	$1,075,000	$2,570,451	$1,421,430	$6,141,881

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 385,375 shares of restricted stock held by Mr. Jureller on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014.

(3)

Dollar value of the 213,108 performance shares held by Mr. Jureller on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014. The number of performance shares used for this purpose is equal to the target level of shares granted.

Lois Hedg-peth

Lois Hedg-peth resigned as Executive Vice President, Strategy effective January 2, 2015. In recognition of Ms. Hedg-peth’s contributions to the Company, the Company provided Ms. Hedg-peth with a Separation Agreement pursuant to which she received her earned 2014 bonus at the time when bonuses were paid to all other eligible employees in March 2015, the amount being based on her individual performance and the weighted 3P payout factor, as reported elsewhere in this proxy statement. She also received a payout of her earned 2012-2014 LTIP grant, based on the Company’s performance for the three- year measurement period, in February 2015. Further, the restrictions on 49,416 shares of restricted stock held by Ms. Hedg-peth lapsed on February 18, 2015 and restrictions on 23,815 shares of restricted stock held by her lapsed on February 27, 2015. All other unvested restricted stock and unearned performance shares held by Ms. Hedg-peth as of her departure from the Company were cancelled and the Company has no further obligations to Ms. Hedg-peth under her employment arrangement.

Pursuant to a letter agreement with Ms. Hedg-peth dated April 10, 2012, Ms. Hedg-peth’s target annual incentive bonus for 2014 was 100% of her base salary. Additionally, Ms. Hedg-peth was granted 50,000 shares of common stock on July 1, 2014.

Cecilia K. McKenney

We are party to a letter agreement with Cecilia K. McKenney, our Executive Vice President, Frontier Secure and Administration, dated January 13, 2006 and amended in December 2008 in connection with the deferred compensation rules imposed by Section 409A. The letter agreement provides for a target annual incentive bonus of 60% of her base salary, which was increased to 75% commencing in 2008 and to 100% commencing in 2010.

Ms. McKenney is entitled to severance arrangements under the Senior Leadership Team Severance Plan commencing April 3, 2015.

The following table sets forth the severance amounts Ms. McKenney would have been entitled to from us had her employment been terminated as of December 31, 2014 following a change in control. Ms. McKenney would not have been entitled to any severance amounts upon termination for any other reason.

Termination Event	Base Salary (1)	Bonus (1)	Value of Accelerated Restricted Stock (2)	Value of Accelerated Performance Shares (3)	Total
Change in control	$375,000	$375,000	$2,462,130	$850,225	$4,062,355

(1)	Payable in a lump sum upon termination.

(2)	Dollar value of 369,135 shares of restricted stock held by Ms. McKenney on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014.

(3)

Dollar value of the 127,470 performance shares held by Ms. McKenney on December 31, 2014 based on the closing sales price of $6.67 per share of our common stock on December 31, 2014. The number of performance shares used for this purpose is equal to the target level of shares granted. Does not include the value of performance shares earned on December 31, 2014 upon completion of the 2012-2014 Measurement Period.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Ms. Reeve, as Chair, and Mr. Bynoe, Ms. Ruesterholz, Ms. Segil and Mr. Wick. None of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Compensation Policy Risk Analysis

Management annually reviews our compensation policies and practices applicable to all of our employees, including the named executive officers, for the purpose of evaluating the risks to our company arising from such policies and practices. Each component of the Company’s compensation program is evaluated for any risks to the Company associated with such compensation. Included in these evaluations is an analysis of the likelihood that such compensation components would influence behaviors or decision-making and impact the Company’s risk profile. For 2014, risk controls, both entity-level and compensation-related, were identified and evaluated. These controls included:

•	Corporate governance and Enterprise Risk Management policies;

•

Oversight of the Company’s compensation practices and policies by the Compensation Committee, including the ability to reduce incentive payouts based on factors such as quality of earnings and individual performance;

•

The Company’s compensation program design, including the mix of cash and equity compensation, short- and long-term incentive compensation, “fixed” and “variable” compensation and company-wide and individual goals and targets, the use of multiple performance metrics based on the Company’s 3P goals (People, Product and Profit), which include financial and other quantitative and qualitative measurements, the use of modest leverage multipliers, and maximum payout limits (in terms of dollars and percentages of base salary);

•	Performance goals that are set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies; and

•

Meaningful risk mitigators, including substantial stock ownership guidelines, claw-back provisions, anti-hedging/pledging policies, independent Committee oversight and engagement of an independent consultant that does no other work for the Company or management.

In February 2015, management reviewed its findings with the Compensation Committee at a meeting at which the Compensation Committee and management engaged in an in-depth discussion of the findings. Based on its review of management’s risk assessment of our company’s compensation policies, practices and controls and the Compensation Committee’s evaluation of management’s assessment, the Compensation Committee determined that such policies and practices are not reasonably likely to have a material adverse effect on our company.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on the Proxy Card)

The Company and its board of directors are committed to excellence in governance and recognize the interests that our stockholders have expressed in our executive compensation program. As part of our commitment, in 2009, the board of directors voluntarily adopted a Corporate Governance Guideline, commonly known as “Say-on-Pay,” to annually provide stockholders with the opportunity to endorse or not endorse compensation paid to the Company’s named executive officers through consideration of the following non-binding advisory resolution:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion, is hereby approved.”

We believe that our executive compensation philosophy and programs reinforce our pay for performance culture and are strongly aligned with the long-term interests of our stockholders. The Compensation Committee, which oversees and approves the compensation philosophy and programs, engages in an extensive process to align executive pay, both short- and long-term, with the Company’s performance and the interests of stockholders. The Compensation Discussion and Analysis section of this proxy statement provides a comprehensive review of the Company’s executive compensation philosophy and programs and the rationale for executive compensation decisions, and the accompanying tables and narrative provide details on the compensation paid to the Company’s named executive officers. We urge you to read this disclosure prior to voting on this proposal.

Our existing say on pay policy is consistent with Section 14A of the Securities Exchange Act of 1934 adopted in July 2010 as part of Title IX of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which now requires the proposal. Because your vote is advisory, it will not be binding upon the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Stockholders who want to communicate with our board or any specific director, including the Lead Director, any non-management director, the non- management directors as a group, any independent director or the independent directors as a group, on executive compensation or any other matter of stockholder concern, can do so by writing to such director or group of directors at: Frontier Communications Corporation, Three High Ridge Park, Stamford, Connecticut 06905. Any communication will be forwarded to the director or directors to whom it is addressed.

In accordance with the wishes of our stockholders and best practices, we will provide a say on pay vote annually and the next say on pay vote will be included in our 2016 proxy statement.

The board of directors recommends a vote FOR this proposal.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2014 regarding compensation plans (including individual compensation arrangements, but not including qualified employee benefit plans and plans available to stockholders in a pro rata basis) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	3,972,345	$7.53	14,253,934
Equity compensation plans not approved by security holders	—	—	—

Total	3,972,345	$7.53	14,253,934

(1)

Columns (a) and (c) reflect the number of performance shares under the LTIP that may be released at the end of the 2012-2014, 2013-2015 and 2014-2016 Measurement Periods assuming achievement of target performance. The weighted-average exercise price shown in column (b) does not take these performance shares into account.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management’s certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.

The Audit Committee has met and held discussions with management, our senior internal auditor and our independent registered public accounting firm (with and without management and our senior internal auditor present) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm.

The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2015, which is being presented to stockholders at the meeting for ratification.

Submitted by:

Edward Fraioli, Chair
Leroy T. Barnes, Jr.
Diana S. Ferguson
Howard L. Schrott

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall the information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

In accordance with the Sarbanes-Oxley Act of 2002, the rules of the SEC and the Audit Committee Charter, the Audit Committee pre-approves all auditing and permissible non-auditing services that will be provided by KPMG LLP, our independent registered public accounting firm.

The following table sets forth the fees for professional audit services paid by us to KPMG LLP, our independent registered public accounting firm:

	2014	2013
Audit Fees	$4,480,000	$3,700,000
Audit-Related Fees	240,000	165,000
Tax Fees	77,271	67,382
All Other Fees	181,682	641,129

Total	$4,978,953	$4,573,511

Audit Fees

Audit fees relate to professional services rendered in connection with the audit of our annual consolidated financial statements included on Form 10-K and internal control over financial reporting, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and audit services provided in connection with other subsidiary audit reports. These fees were approved by the Audit Committee.

Audit-Related Fees

Audit-related fees for 2014 and 2013 relate to professional services rendered in connection with the Company’s registered debt offerings during those years.

Tax Fees

Tax fees for 2014 and 2013 relate to professional services rendered in connection with the preparation of transactional tax filings.

All Other Fees

For 2014, fees are for professional services rendered in connection with certain compliance audits.

For 2013, fees are for professional services rendered in connection with the pending acquisition of the AT&T properties in Connecticut.

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Item 3 on the Proxy Card)

The board of directors recommends that the stockholders ratify the selection of KPMG LLP, registered public accounting firm, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2015. The Audit Committee approved the selection of KPMG LLP as our independent registered public accounting firm for 2015. KPMG LLP is currently our independent registered public accounting firm.

The board of directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2014 Annual Report to Stockholders is being furnished to stockholders concurrently herewith. Stockholders may request another free copy of our 2014 Annual Report from:

Frontier Communications Corporation
Attn: Investor Relations Department
Three High Ridge Park
Stamford, Connecticut 06905
Telephone: (866) 491-5249
e-mail: ir@ftr.com

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to include in our proxy statement and form of proxy for presentation at our 2016 annual stockholders meeting must be received by us no later than December 4, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Frontier Communications Corporation
Three High Ridge Park
Stamford, Connecticut 06905
Fax: (203) 614-4651

For a stockholder proposal that is not intended to be included in our 2016 proxy statement under Rule 14a-8, our bylaws require the stockholder’s written proposal be submitted to our Secretary at the address above:

•	On or after the close of business on January 14, 2016; and

•	On or before the close of business on February 12, 2016.

In such a case, the notice of proposal must meet certain requirements set forth in our bylaws. Such proposals are not required to be included in our proxy materials.

If the date of the stockholder meeting is moved more than 30 days before or after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received not less than a reasonable time, as determined by our board, prior to the printing and mailing of proxy materials for the applicable annual meeting.

Frontier Communications Corporation
Three High Ridge Park
Stamford, Connecticut 06905

2015 Annual Meeting of Stockholders
10:00 a.m., Eastern Daylight Savings Time, May 13, 2015
Three High Ridge Park
Stamford, Connecticut 06905

ADVANCE REGISTRATION

Attendance at the meeting is limited to our stockholders, or their authorized representatives, and our guests. If you plan to attend or send a representative to the meeting, please notify us by marking the Advance Registration box on your proxy.

You may view this proxy statement and our Annual Report at the following Internet web site: www.proxyvote.com. An advance registration form may be submitted (for registered stockholders only) by selecting the proxy statement, the advance registration form and then clicking on the submit button once you have completed the form.

FRONTIER COMMUNICATIONS CORPORATION

3 HIGH RIDGE PARK

STAMFORD, CT 06905

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Saving Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Saving Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M83950-P59662-Z64779	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRONTIER COMMUNICATIONS CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends that you vote FOR the following:								number(s) of the nominee(s) on the line below.

1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	Leroy T. Barnes, Jr.	07)	Virginia P. Ruesterholz
	02)	Peter C.B. Bynoe	08)	Howard L. Schrott
	03)	Diana S. Ferguson	09)	Larraine D. Segil
	04)	Edward Fraioli	10)	Mark Shapiro
	05)	Daniel J. McCarthy	11)	Myron A. Wick, III
	06)	Pamela D.A. Reeve	12)	Mary Agnes Wilderotter

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.	To consider and vote upon an advisory proposal on executive compensation.								☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2015.								☐	☐	☐

NOTE: The named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Information about Delivery of Stockholder Material

“Householding”

In an effort to minimize costs and the amount of duplicate material a household receives, we are sending one annual report and proxy statement to accounts sharing the same last name and address. If you would like another copy, and/or wish to receive financial reports for each account in your household in the future, please contact Frontier’s investor relations department by phone at 1-866-491-5249; by mail at 3 High Ridge Park, Stamford, CT 06905; or by email at ir@ftr.com.

Vote Your Proxy Online

You can use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the website (www.proxyvote.com), and follow the instructions to obtain your records and to create an electronic voting instruction form. There is no charge to you for this service, but there may be costs associated with access to the Internet, such as usage charges for your Internet service provider and/or telephone companies.

Electronic Delivery of Future Proxy Material

After submitting your proxy vote online, you may elect to receive future proxy material (annual report, proxy statement, etc.) from Frontier electronically. Before exiting www.proxyvote.com, click the button for “Electronic Delivery” and enter your email address. Then click the button indicating your consent to receive future information in an electronic format. Next year, you will receive an email providing information about where to locate the annual report and proxy statement online and how to vote these shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

M83951-P59662-Z64779

FRONTIER COMMUNICATIONS CORPORATION

Proxy Solicited on Behalf of Board of Directors

The undersigned hereby appoints Leroy T. Barnes, Jr., Howard L. Schrott and Myron A. Wick, III or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Frontier Communications Corporation (the “Company”) to be held on Wednesday, May 13, 2015, at 10:00 a.m. Eastern Daylight Saving Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the company held or owned by the undersigned as directed, and in their discretion upon such other matters as may come before the meeting or any adjournment thereof.

If the undersigned holds shares of Frontier common stock under the Frontier Communications 401(k) Savings Plan, the Frontier Communications Corporate Services Inc. Management 401(K) Plan, the Frontier Communications Corporate Services Inc. Savings and Security Plan for West Region Hourly Employees and/or the Frontier Communications Corporate Services Inc. Savings and Security Plan for Mid-Atlantic Associates, this proxy represents the number of shares allocable to the undersigned under the Plan(s) as well as other shares registered in the undersigned’s name. The undersigned hereby authorizes and directs Fidelity Investments, as the Trustee under the Plans, to vote all shares of stock allocated to the undersigned under the provisions of the Plans and appoints Leroy T. Barnes, Jr., Howard L. Schrott and Myron A. Wick, III or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 13, 2015, at 10:00 a.m. Eastern Daylight Saving Time, at our offices at 3 High Ridge Park, Stamford, CT 06905, and at any adjournments thereof. Said Trustee is authorized and directed to execute and deliver a written proxy appointing such individuals to act as proxies as directed, and, in their discretion, upon such other matters as may come before the meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in FAVOR of the election of all directors and the adoption of Proposal 2 and Proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side